EXHIBIT 10.2
AMENDMENT NUMBER 1
TO
MANAGEMENT SERVICES AGREEMENT
EFFECTIVE September 1, 2004
     This Amendment to Primary Care Services Agreement (the “Amendment”), effective as of September 1, 2004, is by and among Vista Healthplan, Inc. (“VHP”), Vista Insurance Plan, Inc. (“VIP”; VHP and VIP collectively referred to as “VISTA”) and MIAMI DADE HEALTH CENTERS, INC. (”Provider”).
     WHEREAS, VISTA and Provider entered into that certain Primary Care Provider Services Agreement (the “Agreement”); and
     WHEREAS, Pursuant to Section 9.5 of the Agreement, VISTA desires to amend the Agreement in the manner set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree to amend, the Agreement as follows:
I. Amendments.
A.	Section 2.17 Disparagement Prohibited. Delete.

B.	Section 2.22 Hospitalist Program. Add. PCP retains the right to coordinate hospital admissions for the PCP’s patients and bypass participation in VISTA’s hospitalist program.

C.	Section 9.17 Enforcement. Delete and replace with: A material inducement for PCP’s engagement by VISTA are the covenants set forth in this Section 9.1, and that monetary damages in an action of law would not provide adequate remedy in the event of a breach of this Section 9.1. PCP further acknowledges and agrees that the covenants set forth in this Section 9.1 are necessary for the protection of VISTA’s legitimate business and professional duties, ethical obligations, and interests and are reasonable in scope and content. Accordingly, in the event of PCP’s breach of this Section 9.1, or any part of this Section 9.1, this Section 9.1 may be enforced by the obtaining of an injunction to restrain the violation thereof by PCP and all persons acting for or with PCP.

D.	Section 9.2. Assignment Delete and replace with: PCP shall not assign, delete, subcontract, or otherwise transfer rights, obligations and/or interests arising under this Agreement, including, but not limited to a transfer resulting from either an asset or stock purchase, without the

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express written consent of VISTA. VISTA may assign, delegate, subcontract or otherwise transfer its rights, obligations and/or interests under this Agreement to any successor, VISTA Affiliate or a party to which any of VISTA’s line(s) of business are sold, with written notification to provider. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

E.	Section 9.8 Non-Exclusive. Delete “commercial” from 1st sentence.

F.	Schedule 4.1 Exhibit 2 HMO Individual. Change Capitation Fee Rate to “N/A” effective December 1, 2003.

G.	Schedule 4.1 Exhibit 3 Letter of Credit. Delete.

H.	Schedule 4.1 Exhibit 4 Letter of Credit. Delete.

I.	Schedule 4.1 Exhibit 5 Healthy Kids. Change Capitation Fee Rate to “N/A” effective December 1, 2003.

J.	Schedule 4.1 Exhibit 11 Medicare Choice Advantage. Settlement B. Change amount equal to fifty percent (50%) of the Deficit to read amount equal to one hundred percent (100%) of the Deficit.

K.	VISTA will make best faith efforts to produce and provide management and financial reports to provider to enable provider to manage provider’s VISTA’s members.
II. Miscellaneous.
A.	Except as provided herein above, all of the terms and conditions contained in the Agreement shall remain unchanged and in full force and effect.

B.	This Amendment is made pursuant to and in accordance with the terms and conditions of the Agreement.

C.	All capitalized but not defined terms used herein shall have those meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties to this Amendment have cause the executions of this Amendment as of the first day and year first above written.

VISTA HEALTHPLAN, INC.

By:	/s/ Duell O. Wise
Print Name: Duell O. Wise
Its: Executive Vice President

VISTA INSURANCE PLAN, INC

By:	/s/ Duell O. Wise
Print Name: Duell O. Wise
Its: Executive Vice President

PROVIDER

By:	/s/
Print Name:
Its: Chief Operating Officer

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MANAGEMENT SERVICES AGREEMENT
     This Management Services Agreement (the “Agreement”) is effective as of the 1st day of September, 2004 (the “Effective Date”) by and between Vista Healthplan, Inc., a Florida corporation (“VISTA”) and Miami Dade Health Centers Inc, a Florida corporation (hereinafter referred to as “MSO”). If MSO is a sole proprietorship, professional association, partnership, limited liability company or corporation as described on Schedule A, attached hereto and incorporated herein, or if MSO employs, or is associated or contracts with physicians, administrative staff or other health care professionals (“MSO Staff’), including MSO Providers, as defined below, all references to MSO herein, unless clearly inapplicable, shall apply to all MSO Staff, and it shall be MSO’s obligation to ensure such compliance.
RECITALS
A.	VISTA is a health maintenance organization licensed in accordance with Chapter 641 of the Florida Statutes that operates various health service plans (the “Benefit Programs”) and arranges for the provision of certain health care services to Members.

B.	MSO developed and manages a network of MSO Providers licensed to provide certain health care services to Members and is experienced and qualified, as required by law, to provide certain administrative services, as described below.

C.	VISTA desires to engage MSO to provide MSO Services and arrange for the provision of Provider Services to Members participating in certain Benefit Programs, as specifically identified on Schedule D, attached hereto and incorporated herein, and MSO desires to provide MSO Services and arrange for the provision of Provider Services to such Members, subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties mutually agree as follows:
1	DEFINITIONS. All capitalized but not otherwise defined terms shall have the meanings ascribed to such terms in Schedule 1, attached hereto and incorporated herein.

2	MSO’S RESPONSIBILITIES.
2.1	Services. MSO shall provide MSO Services and shall ensure that MSO Providers render services, as set forth in Schedule 2.1, attached hereto and incorporated herein (“Provider Services”), to Members in accordance with the terms and conditions of this Agreement, professionally recognized standards of health care, VISTA Policies, the applicable VISTA Coverage Plan and all applicable laws and regulations and rules of Accreditation Organizations.

S. FL MSO Agmt. January 9, 2004	1

2.2	MSO Providers.
2.2.1	Credentials. MSO shall ensure that MSO Providers are duly licensed in the State of Florida, participate in Medicare and Medicaid and submit all information requested by VISTA in accordance with VISTA’s Credentialing Criteria. MSO acknowledges and agrees that any MSO Provider not approved by VISTA’s Credentialing Committee, excluded from participation in Medicare or Medicaid or who opted out of Medicare or Medicaid shall be prohibited from rendering Provider Services to Members.

2.2.2	Composition of MSO. MSO shall contract with a sufficient number of MSO Providers located throughout the Service Area to provide convenient and adequate access to inpatient and outpatient Provider Services to Members in accordance with VISTA Policies and applicable law, as determined in VISTA’s sole discretion. The current panel of MSO Providers is set forth on Schedule 2.2.2, attached hereto and incorporated herein, and shall be subject to approval by VISTA, in VISTA’s sole discretion (the “Initial MSO”). MSO shall ensure that there will not be a MSO Provider attrition rate in excess of ten percent (10%) of the Initial MSO.

2.2.3	Hospital Privileges; Availability. MSO shall ensure an appropriate number of MSO Providers, as determined in VISTA’s sole discretion, maintain privileges at Participating Hospitals to furnish Provider Services to Members within the Service Area. MSO shall ensure that each MSO Provider is available twenty-four (24) hours per day, seven (7) days per week to furnish Provider Services to Members both in MSO Provider’s office and arrange or furnish Provider Services to Members in an inpatient facility.

2.2.4	Addition or Removal of MSO Providers. MSO shall provide VISTA with notice of any termination or expiration of a Provider Contract, as defined below, by a MSO Provider together with a statement reflecting the effective date of such termination/expiration within two (2) days of MSO’s receipt of notice of such termination from MSO Provider. MSO shall obtain VISTA’s prior written consent prior to MSO’s terminating or non-renewing a Provider Contract. Any proposed additions of MSO Providers to the panel must be approved and credentialed by VISTA prior to any such MSO Providers’ provision of Provider Services to Members. Immediately upon receipt of written notice by VISTA, MSO shall ensure that the MSO Provider(s) no longer renders Provider Services to Members as required by such notice. Upon VISTA’s request, MSO shall use its best efforts to enter into a Provider Contract with certain providers subject to VISTA Credentialing Criteria and as contemplated by this Agreement.

2.2.5	Contracts with MSO Providers. The relationship between MSO and MSO Providers shall be that of independent contractors governed by a contractual

S. FL MSO Agmt. January 9, 2004	2

agreement in writing (“Provider Contracts”), subject to approval by VISTA prior to the effective date of the Provider Contract. Provider Contracts shall be substantially in conformance with the form attached hereto as Schedule 2.2.5a and incorporated herein, as applicable, and shall expressly require MSO Providers’ compliance with any and all federal and state statutory and regulatory requirements, mandates of Accreditation Organizations and VISTA Policies, Provider Contracts shall contain provisions setting forth the compensation due MSO Providers from MSO for the rendering of Provider Services to Members which are subject to VISTA’s approval prior to the effective date of such Provider Contracts to ensure, among other things, that the Provider Contracts comply with the Physician Incentive Plan Regulations contained in 42 C.F.R. 422.208 and 42 C.F.R. 422.210, as amended (“PIP Regulations”). MSO shall provide VISTA with current and any updated schedules of rates for payment to MSO Providers by MSO for VISTA’s approval prior to use. MSO shall obtain VISTA’s written consent prior to revision of its reimbursement methodology with any MSO Provider. All Provider Contracts shall require MSO Providers to abide by the provisions of this Agreement, as applicable to MSO Providers. All Provider Contracts shall specifically state that the agreement by and between VISTA and the MSO Provider (the “VISTA Provider Agreement”) shall govern in the event there is a conflict between a Provider Contract and a VISTA Provider Agreement, unless otherwise set forth in the Addendum to VISTA Provider Agreement, attached hereto as Schedule 2.2.5b and incorporated herein. MSO shall provide VISTA with copies of any and all Provider Contracts within five (5) days of VISTA’s request for such documents at no cost to VISTA.

2.2.6	Participation of MSO Providers. With respect to Medicare Members only, MSO shall provide for the participation and management of MSO Providers through reasonable procedures, including:
2.2.6.1	Written notice to MSO Providers and VISTA of rules of participation such as terms for payment, credentialing, and other rules directly related to participation decisions;

2.2.6.2	Written notice to MSO Providers and VISTA of material changes in participation rules prior to the effective date of such changes;

2.2.6.3	Written notice to MSO Providers and VISTA of participation decisions with respect to an MSO Provider that are adverse to the MSO Provider; and

2.2.6.4	A process for appealing adverse participation decisions by MSO Providers, including the MSO Provider’s right to present information and their views on the decision.

S. FL MSO Agmt. January 9, 2004	3

2.2.7	Independent Contracts with MSO Providers. Notwithstanding any agreement, written or oral, MSO may have with any MSO Provider, VISTA shall have the right to enter into an agreement directly with any such MSO Provider for the arranging or providing of Provider Services to Members upon whatever terms and conditions VISTA and the MSO Provider mutually agree.

2.2.8	Medicaid. MSO shall ensure that if an MSO Provider participates in VISTA’s Medicaid program, as indicated on Schedule 2.2.2, such MSO Provider shall comply with all applicable Medicaid requirements set forth in Schedule 2.2.8, attached hereto and incorporated herein, with respect to any Medicaid Member.
2.3	Coordination of Benefits. MSO agrees that payment for Provider Services furnished to Members is subject to coordination with any other benefits payable or paid to or for a Member. Such benefits include, but are not limited to, any group insurance coverage, contract, prepayment plan or governmental program and any claims that may give rise to compensation to a Member from a third party, including, without limitation, workers’ compensation and automobile insurance. VISTA shall be subrogated to all rights of recovery of a Member against any person or entity for such benefits or payments as permitted under applicable law and this Agreement. MSO shall and shall cause MSO Providers to use their best efforts to determine whether a Member has any benefits as described above or whether a third party may be responsible for payment. MSO shall and shall cause MSO Providers to assist VISTA in coordination of benefits by (i) requiring a Member so covered to sign all necessary documents to give effect to this Section 2.3; and (ii) signing any other documents and providing any information and records so requested by VISTA at no cost to VISTA. Unless otherwise required by law, neither MSO nor MSO Providers shall be entitled to reimbursement by any third party for Provider Services rendered to Members, including, Medicare intermediaries or carriers, and all sums recovered pursuant to this Section 2.3 shall be retained by VISTA. Unless required by law or the applicable VISTA Coverage Plan, in the event VISTA is the primary carrier, payments made by VISTA to an MSO Provider plus allowed Co-Payments, Deductibles and Co-Insurance shall be deemed payment in full for all services rendered by MSO and MSO Providers hereunder. In the event VISTA is the secondary carrier (except in the case of Medicare or where otherwise provided by law), VISTA, as applicable, shall pay for all services rendered to Members in accordance with the applicable VISTA Provider Agreement and applicable law that were not paid by the primary carrier; provided, however, that the combined payments made by the primary and secondary carriers shall not exceed one hundred percent (100%) of the compensation due MSO Provider under the applicable Provider Contract or VISTA Provider Agreement, as applicable. If VISTA is the secondary carrier to Medicare, VISTA’s liability shall be limited to Deductible and Co- Insurance amounts, unless otherwise required by federal law.

S. FL MSO Agmt. January 9, 2004	4

2.4	Collection of Charges From Members. MSO shall not and shall ensure that in no event, including but not limited to non-payment by VISTA, insolvency of VISTA, or breach of this Agreement, shall any MSO Provider or any employee or contractor of MSO, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members or persons (other than VISTA) acting on a Member’s behalf for Covered Services provided pursuant to this Agreement, including but not limited to any and all amounts equal to the difference between MSO Providers’ Billed Charge for a Covered Service and the applicable Allowance for the particular Covered Service. Additionally, MSO shall not and shall ensure that neither any MSO Provider nor any employee or contractor of MSO collects or attempts to collect money from, maintains any action at law against, or reports to a credit agency a Member for payment of a claim for a Covered Service for which VISTA is liable if MSO Provider in good faith knows or should know that VISTA is liable in accordance with Florida law, including, but not limited to pended claims submitted by MSO Providers to VISTA for payment of the services and any legal proceedings or dispute resolution process to determine whether VISTA is liable for the services. Notwithstanding the foregoing, this Agreement does not prohibit MSO Provider from collecting Co-Payments, Deductibles and Co-Insurance, as specifically provided in the applicable VISTA Coverage Plan, or fees for non- Covered Services delivered on a fee-for-service basis to Members. Nor does this Agreement prohibit MSO Provider and a Member from agreeing to continue services solely at the expense of the Member, as long as MSO Provider clearly informed the Member in advance and in writing that VISTA might not cover or continue to cover such specific service(s). MSO shall ensure that MSO Providers bill Members directly for any applicable Co-Payments, Deductibles and Co-Insurance at the time Covered Services are rendered. MSO further agrees that this Section 2.4 (i) shall survive the termination of this Agreement regardless of the cause giving rise to such termination and shall be construed to be for the benefit of Members; and (ii) supersedes any oral or written agreement to the contrary now existing or hereafter entered into between MSO or an MSO Provider and a Member or persons acting on a Member’s behalf. MSO agrees and shall cause MSO Providers to agree that if non- Covered Services are to be provided to Members, it is MSO Provider’s responsibility to inform the Member in writing prior to the provision of such non-Covered Services that such services are not Covered Services and that the Member will be responsible for payment for such non-Covered Services and to collect the fees for such non- Covered Services directly from the Member. In the event that the Member is not so informed, MSO agrees and shall cause MSO Providers to agree that the Member shall not be liable to MSO or MSO Providers for payment for such non-Covered Services.

2.5	Publication Authorization. MSO agrees and shall cause MSO Providers to agree that VISTA may use MSO’s and MSO Providers’ name, address and telephone number in VISTA’s provider directory and other marketing materials; provided, however, that VISTA shall have no obligation to include MSO’s or any MSO Provider’s name or other information in VISTA’s provider directory. Neither MSO

S. FL MSO Agmt. January 9, 2004	5

nor any MSO Provider shall advertise or market VISTA, any VISTA Affiliate or any of their health care services or Benefit Programs, or utilize any trademarks, trade names, logos or other VISTA property without VISTA’s prior written approval.

2.6	Nondiscrimination. MSO represents and warrants to VISTA that neither MSO nor MSO Providers shall discriminate against Members with respect to the availability or provision of health services based on a Member’s race, sex, age, religion, place of residence, HIV status, source of payment, VISTA membership, color, sexual orientation, marital status or any factor related to a Member’s health status, including, but not limited to, a Member’s medical condition (including mental as well as physical illness), claims experience, receipt of health care, medical history, genetic information, evidence of insurability (including conditions arising out of acts of domestic violence), disability or on any other basis otherwise prohibited by state or federal law. Further, MSO shall and shall cause MSO Providers to comply with Title VI of the Civil Rights Act of 1964, as implemented by regulations at 45 C.F.R. part 84; Section 504 of the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination Act of 1975, as implemented by regulations at 45 C.F.R. part 91; other laws applicable to recipients of federal funds; and all other applicable laws and rules, as required by applicable laws or regulations. Neither MSO nor any MSO Provider shall discriminate against a Member based on whether or not the Member executed an advance directive.

2.7	Compliance with Requirements of CMS. MSO shall and shall cause MSO Providers to comply with any and all applicable Medicare laws, regulations, CMS instructions and VISTA’s obligations under its contract with CMS with respect to the provision of Covered Services and all other activities relating to Medicare Members. MSO shall ensure that MSO Providers represent and warrant that they participate as a provider under Title XVIII of the Social Security Act (Medicare) in accordance with 42 C.F.R. Part 422, and shall maintain such participation throughout the Term. Further, MSO shall and shall cause MSO Providers to allow CMS to evaluate the quality, appropriateness, and timeliness of MSO Services and Provider Services rendered by MSO and MSO Providers, as applicable, to Medicare Members and shall comply with and abide by the results of any grievance procedures adopted by CMS.

2.8	Reporting.
2.8.1	General Reporting. MSO shall provide VISTA all reports set forth in Schedule 2.8, attached hereto and incorporated herein, and any and all other reports which VISTA may request. MSO shall provide all requested reports to VISTA in the manner and at such frequency as VISTA may determine.

2.8.2	Financial Reporting.
2.8.2.1	During the Term, MSO shall provide to a VISTA on a quarterly basis a copy of MSO’s most recent quarterly financial statements that shall

S. FL MSO Agmt. January 9, 2004	6

include a balance sheet, statement of income and a statement of cash flow with footnotes (the “Financial Statements”) prepared in accordance with generally accepted accounting principles. Such Financial Statements shall be certified by MSO’s chief financial officer as accurately reflecting the financial condition of MSO for the period indicated.

2.8.2.2	On or before the beginning of the second quarter of every calendar year throughout the Term, MSO shall provide VISTA with copies of MSO’s annual and independently audited financial reports, including, but not limited to, MSO’s income statement, balance sheet and such other financial reports as are reasonably requested by VISTA.
2.8.3	Failure to Comply. In the event MSO fails to comply with the requirements set forth in this Section 2.8, MSO shall be subject to the following penalties, as determined by VISTA: (i) for any reports or other information requested by VISTA not received by VISTA within thirty (30) days of their due date, as determined by VISTA, VISTA may deduct two percent (2%) from the Compensation (as defined below) due to MSO for such Period (as defined below) in which MSO failed to so comply (“Default Period”) or an equivalent amount from any other Period in which there is a Surplus (as defined below) if there is no Surplus during the Default Period; (ii) VISTA may deduct an additional one percent (1%) from the Compensation due to MSO for each additional Period in which VISTA does not receive the reports or other information as requested by VISTA (“Additional Default Periods”) or an equivalent amount from any other Period in which there is a Surplus if there is no Surplus during an Additional Default Period.
2.9	Disparagement Prohibited. MSO shall not and shall ensure that MSO Providers do not disparage VISTA, any VISTA Affiliate or any VISTA Coverage Plan in any form or manner whatsoever. In the event MSO or an MSO Provider is determined to have disparaged VISTA or any VISTA Coverage Plan, in VISTA’s sole determination, such action by MSO or MSO Provider may constitute a material breach of this Agreement.

2.10	Communications.
2.10.1	Communication to MSO Providers. All communication, in any manner or mode whatsoever, by MSO to MSO Providers with respect in any way to any and all services provided under this Agreement, any VISTA Provider Agreement or any Provider Contract shall be reviewed and approved by VISTA’s Executive Vice President of Provider Operations or his/her designee prior to distribution by MSO of such communication to MSO Providers.

S. FL MSO Agmt. January 9, 2004	7

2.10.2	Communication to Members. All communication, in any manner or mode whatsoever, by MSO to Members in any way shall be reviewed and approved by VISTA prior to distribution by MSO of such communication to MSO Providers.
2.11	Grievances, Appeals and Disputes. VISTA has established and shall maintain a grievance and appeal procedure for the resolution of grievances, appeals and expedited grievances and appeals involving Members, a copy of which is available to MSO and MSO Providers on request. MSO agrees and shall ensure MSO Providers agree that any dispute, complaint, grievance, appeal or claim asserted pursuant to this Agreement, any VISTA Coverage Plan or otherwise or in connection with the provision of Covered Services shall be resolved in accordance with VISTA’s grievance and appeal procedure, including procedures for expedited review of determinations and reconsiderations upon the request of a Medicare Member and in accordance with Medicare law. MSO shall and shall cause MSO Providers to cooperate with VISTA in connection with its resolution of any grievance or appeal, including gathering and forwarding any and all information requested by VISTA in connection with the investigation and resolution of such grievance or appeal, at no cost to VISTA. VISTA shall have final authority over the resolution of all grievances and appeals, and MSO shall and shall cause MSO Providers to comply with all final determinations made by VISTA pursuant to VISTA’s grievance and appeal procedure. In the event an oral or written grievance or appeal is presented to MSO or an MSO Provider by a Member, MSO shall and shall cause MSO Providers to immediately notify VISTA of such grievance or appeal and provide VISTA with a copy of the grievance or appeal if in writing.

2.12	Notice of Certain Actions or Events. MSO shall immediately notify VISTA, in writing, of any of the following actions taken by or against MSO or an MSO Provider: (i) the surrendering, revocation or suspension of any license, certification, registration or permit pertaining to services provided under this Agreement or the applicable Provider Contract; (ii) any action to restrict, suspend or revoke an MSO Provider’s right to participate in the Medicare or Medicaid program or an MSO Provider’s clinical or staff privileges at any hospital or health care facility or if an MSO Provider voluntarily relinquishes any of the foregoing; (iii) any claim alleging MSO’s or an MSO Provider’s medical malpractice, Notice of Intent to Initiate Litigation filed against MSO or an MSO Provider, as defined in Section 766.106, Florida Statutes, or summons or complaint alleging MSO’s medical malpractice; (iv) any lapse or material change in MSO’s or an MSO Provider’s professional liability insurance as required under this Agreement; (v) any indictment or conviction of MSO or an MSO Provider for a felony; (vi) any disciplinary action, fine, penalty, or other sanction imposed upon MSO or an MSO Provider by AHCA, CMS, OIR or any other local, state or federal regulatory agency or notice of the commencement of a proceeding that could lead to any of the foregoing; or (vii) any other situation, including MSO’s or an MSO Provider’s bankruptcy or insolvency or loss of any board certification, which might materially adversely affect MSO’s or an MSO

S. FL MSO Agmt. January 9, 2004	8

Provider’s ability to carry out their duties and obligations under this Agreement, or which would materially change the representations made in an MSO Provider’s credentialing or recredentialing application.

2.13	Administrative Guidelines. MSO shall and shall cause MSO Providers to comply with VISTA Policies and cooperate with and participate in all internal and external quality improvement organizations’ (“QIO”) review process; independent quality review and improvement organizations’ activities; utilization management, including patient assessment and disease management programs, credentialing and recredentialing, and quality assurance and management or other administrative activities, including site medical audit reviews, financial audits and post audit interviews by VISTA personnel or internal or external financial or other audit programs; performance improvement projects; Health Plan Employer Data and Information Set reporting requirements and performance measurement and reporting activities, in each case consistent with applicable law and as may be established or implemented by VISTA or its designees from time to time. MSO shall and shall cause MSO Providers to comply with all final determinations rendered by VISTA in connection with any of the foregoing. MSO shall and shall cause MSO Providers to cooperate and participate in any program required for VISTA’s compliance with the Medicare and Medicaid programs and any other federal or state-laws and regulations or the rules and regulations of Accreditation Organizations. MSO shall and shall cause MSO Providers to grant VISTA, AHCA, CMS, OIR, any Accreditation Organization, any QIO and any other agency with governing or accreditation authority over VISTA access to its facilities and records on reasonable notice during ordinary business hours for the purpose of conducting any reviews, audits or site visits in connection with the foregoing. To the extent permitted by applicable law, MSO shall and shall cause MSO Providers to provide such medical and other records or data required by VISTA or any regulatory agencies governing VISTA in connection with the foregoing within ten (10) days of written notice without cost to VISTA.

2.14	Notice of Change of Condition. MSO shall and shall cause MSO Providers to notify VISTA in writing in accordance with this Agreement at least forty five (45) days prior to any change in MSO’s or an MSO Provider’s (i) office address; (ii) billing address; (iii) phone number; (iv) name or fictitious name; or (v) MSO Provider’s tax identification number. MSO shall notify VISTA in writing within fifteen (15) days in the event of the death of a member of the MSO Staff.
3	COMPENSATION.
3.1	Compensation. As full compensation to MSO for the provision of MSO Services under this Agreement, VISTA shall pay MSO the applicable compensation amount as set forth in Schedule 3.1 and the Exhibits thereto, attached hereto and incorporated herein, (the “Compensation”). To the extent required by law, VISTA shall provide MSO with additional information regarding the Compensation under this Agreement

S. FL MSO Agmt. January 9, 2004	9

upon MSO’s request. MSO acknowledges that VISTA is receiving federal funds and that the Compensation may be, in whole or in part, from federal funds. To the extent required by law, MSO shall be subject to all laws applicable to entities receiving federal funds. MSO acknowledges the limitation on collection of charges from Members, including, without limitation, that set forth in Section 2.4 hereof.

3.2	Utilization-Related Compensation. MSO acknowledges and agrees that any and all decisions rendered by VISTA in its administration of this Agreement and all Provider Contracts and VISTA Provider Agreements, including, but not limited to, all decisions rendered in connection with VISTA’s utilization management activities are based solely on the appropriateness of the care and services. Further, MSO acknowledges and agrees that VISTA does not and MSO shall not compensate MSO or MSO Providers, respectively, for denial of care or services and VISTA does not and MSO shall not offer incentives to encourage denial of care or services. MSO recognizes that there is a need for special concern about underutilization of care and services.

3.3	Physician Incentive Payments. The parties shall comply with the rules applicable to Physician Incentive Plan Regulations contained in the PIP Regulations. MSO shall incorporate the requirements of this Section 3.3 into all Provider Contracts. MSO shall cooperate with and assist VISTA in complying with the PIP Regulations by providing VISTA on a periodic basis as required by the PIP Regulations (i) a description of the financial methodology between MSO and all MSO Providers; (ii) any applicable attestations stating whether or not MSO placed MSO Providers at substantial financial risk, as defined in the PIP Regulations; and (iii) taking any and all other actions as VISTA may request in order for VISTA to comply with the PIP Regulations. MSO further acknowledges and agrees that in the event MSO or any MSO Provider is deemed to be at substantial financial risk under the PIP Regulations, MSO and/or MSO Providers shall (i) cooperate and assist VISTA in conducting satisfaction surveys of Members using MSO Providers deemed to be at substantial financial risk and (ii) obtain, at MSO and/or MSO Providers’ sole expense, any additional stop loss insurance required pursuant to the PIP Regulations. In the event MSO or an MSO Provider must obtain stop loss insurance pursuant to the PIP Regulations, MSO shall and shall cause MSO Providers to obtain a stop loss policy with the following terms: (i) the policy is guaranteed renewable; (ii) termination of the policy shall not affect or reduce the policy insurer’s obligation to cover, or responsibility for coverage of, MSO Providers’ claims for Covered Services provided to Members during the term of such policy and which are covered under the applicable VISTA Coverage Plan; (iii) VISTA is the designated beneficiary for Members covered by the policy for incurred but unpaid benefits for the time frame for which Capitation Fees were received by MSO Providers in the event VISTA is insolvent or bankrupt; and (iv) the policy insurer will provide notice of termination or cancellation of the policy to VISTA.
4	MSO SERVICES. MSO shall perform those MSO Services in accordance with and as set

S. FL MSO Agmt. January 9, 2004	10

forth in Schedule 4, attached hereto and incorporated herein {“MSO Services”).

5	VISTA’S RESPONSIBILITIES.
5.1	Accountability to CMS. To the extent required by law, VISTA shall oversee and be accountable to CMS with respect to those services performed by MSO and MSO Providers pursuant to this Agreement with respect to Medicare Members.

5.2	Oversight. To the extent required by law and applicable Accreditation Organization requirements, VISTA shall retain and perform ongoing oversight and monitoring to assess MSO’s performance of MSO Services. MSO shall cooperate with VISTA in such oversight and monitoring activities.

5.3	Compliance. To the extent required by law and applicable Accreditation Organization requirements, VISTA shall (i) retain ongoing responsibility for statutory and regulatory compliance by MSO; and (ii) have ultimate accountability and responsibility for ensuring that MSO Services are performed in accordance with all applicable laws and regulations and requirements of Accreditation Organizations.

5.4	HIPAA. VISTA shall have responsibility for compliance with all requirements of 42 U.S.C. 1171 et seq. enacted by the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder, as amended from time to time (“HIPAA”) with respect to MSO Services to the extent required under the final HIPAA Privacy Regulations. Such responsibility shall not be governed by Sections 5.1 through 5.4 above.
6	TERM AND TERMINATION.
6.1	Term. Unless earlier terminated as provided in this Agreement, this Agreement shall commence as of the Effective Date and shall end on the first (1st) anniversary of the Effective Date and shall automatically renew for successive one (1) year periods (the “Term”), unless either party provides the other party with written notice of its intent to terminate this Agreement at least sixty (60) days prior to the end of the then current Term.

6.2	Termination by Mutual Consent. The parties upon their mutual, written consent may terminate this Agreement at any time.

6.3	Termination Without Cause. Either party may terminate this Agreement without cause by providing sixty (60) days prior written notice to the other party.

6.4	Termination For Material Breach. Either party may terminate this Agreement for material breach. If a party (the “Non-Breaching Party”) believes that the other party (the “Breaching Party”) committed a material breach of this Agreement, the Non- Breaching Party shall give the Breaching Party written notice specifically setting

S. FL MSO Agmt. January 9, 2004	11

forth the nature of the material breach (the “Notice”). The Breaching Party shall have thirty (30) days from the date of the Notice to cure or otherwise eliminate the circumstances constituting the material breach. If the Breaching Party fails to cure or eliminate the breach within the thirty (30) day period, then the Non-Breaching Party may terminate this Agreement effective sixty (60) days following the date of the Notice.

6.5	Automatic Termination/Suspension. Notwithstanding Section 6.3 above, VISTA may immediately terminate this Agreement or otherwise suspend MSO from providing any and all services to Members under this Agreement, as determined by VISTA in VISTA’s sole discretion, upon notice to MSO if (i) MSO becomes insolvent, files a petition for protection from its creditors, enters into any general arrangement or assignment for the benefit of its creditors, suffers or consents to the appointment of a trustee or a receiver to take possession of substantially all of MSO’s assets, or in the event of the attachment, execution or other judicial seizure of substantially all of MSO’s assets; or (ii) VISTA determines, in VISTA’s sole discretion, that: (a) the actions or inactions of MSO or an MSO Provider are causing or may cause imminent danger to the health, safety or welfare of any Member, (b) an MSO Provider’s license, DEA registration, hospital staff privileges, right to participate in the Medicare or Medicaid program or other accreditation is restricted, suspended or revoked or an MSO Provider voluntarily relinquishes any of the foregoing and such MSO Provider’s Provider Contract is not immediately terminated by MSO; (c) an MSO Provider’s ability to practice medicine is effectively impaired by an action of the Board of Medicine or other governmental agency and such MSO Provider’s Provider Contract is not immediately terminated by MSO; (d) MSO or an MSO Provider is convicted of a criminal offense related to its/his/her involvement in Medicaid, Medicare or social service programs under Title XX of the Social Security Act; (e) MSO or an MSO Provider demonstrates a consistent pattern of behavior which violates or is contrary to VISTA Policies; or (f) MSO or an MSO Provider engaged in any other behavior or activity that could be hazardous or injurious to any Member.

6.6	OIR Cancellation of Agreement And Notice to OIR. This Agreement shall be canceled immediately upon issuance of an order by OIR pursuant to Section 641.234 of the Florida Statutes. Further, in the event that either VISTA terminates this Agreement without cause under Section 6.3 hereof or MSO terminates this Agreement for any reason whatsoever, the party so terminating this Agreement shall provide OIR and AHCA, as required by applicable law, with sixty (60) days advance written notice of such termination, or such longer time as required by law; provided, however, that if VISTA terminates this Agreement for any other reason, VISTA shall immediately provide OIR and AHCA notice of such termination, as required by applicable law.

6.7	Nonpayment. MSO acknowledges and agrees that nonpayment for goods or services rendered by MSO and/or MSO Providers to Members shall not be a valid reason for

S. FL MSO Agmt. January 9, 2004	12

avoiding the sixty (60) day prior notice requirement for termination of this Agreement, as set forth above.

6.8	Notification by MSO to VISTA. Upon termination of this Agreement or any Provider Contract for any reason whatsoever (including expiration of this Agreement without renewal) MSO shall notify VISTA in writing:
6.8.1	of the reason for MSO’s termination of this Agreement;

6.8.2	simultaneously with MSO’s provision of notification of termination of this Agreement or a Provider Contract of all Members who are patients of MSO Providers or the terminated MSO Provider, as applicable, who are seen by MSO Provider’s) on a regular basis; and

6.8.3	within fifteen (15) days of termination of this Agreement or a Provider Contract of (i) a detailed list, in such format as required under VISTA Policies, of all Members receiving Provider Services at the time of termination of this Agreement who require continuation of care in any capacity whatsoever with the Member’s name, address, phone number, identification number, type of service required or equipment in use, frequency of such service and ordering physician’s name and phone number; and (ii) copies of all medical records and treatment plans related to Members being transitioned, in accordance with applicable law at no cost to VISTA. In the event MSO fails to comply with this Section 6.8.3, VISTA may withhold any and all payment due by VISTA to MSO until such time as VISTA receives the requested information.
6.9	Notification by MSO to MSO Providers. In the event MSO terminates a Provider Contract for any reason whatsoever or suspends an MSO Provider pursuant to the applicable Provider Contract, MSO shall provide the MSO Provider with written notice of the:
6.9.1	reasons for the action, including, if relevant, the standards and profiling data used to evaluate MSO Providers and the numbers and mix of Providers needed by MSO and VISTA; and

6.9.2	with respect to Medicare Members only, to the extent required by applicable law, MSO Provider’s right to appeal the action and the process and timing requirements for requesting a hearing.
6.10	Effect of Termination. MSO shall ensure that each Provider Contract provides that in the event this Agreement is terminated for any reason whatsoever, (i) all of MSO’s rights under the Provider Contract may be assignable to VISTA at VISTA’s sole discretion; (ii) MSO Providers shall enter into a direct agreement with VISTA for the arranging or providing of Covered Services which agreement shall be effective as of

S. FL MSO Agmt. January 9, 2004	13

the effective date of termination of this Agreement at VISTA’s sole discretion; and (iii) all VISTA Provider Agreements shall continue to be effective as of the effective date of termination of this Agreement at VISTA’s sole discretion. Except as otherwise set forth herein, the parties acknowledge and agree that neither party shall have any right or obligation under this Agreement upon termination or expiration of this Agreement for any reason whatsoever, including, but not limited to any Compensation not expressly provided for herein.

6.11	Benefit Programs. VISTA may terminate any and all Benefit Programs with respect to MSO or all MSO Providers or solely with respect to a particular MSO Provider(s), at VISTA’s sole discretion, upon notice to MSO in accordance with this Agreement; provided, however, that termination of this Agreement or a Vista Provider Agreement with respect to a particular Benefit Program(s) shall have no effect on the continuation of this Agreement or the applicable Vista Provider Agreement with respect to all other Benefit Programs as listed on Schedule D. As such, this Agreement and any applicable Vista Provider Agreement shall remain in full force and effect with respect to any Benefit Program not specifically terminated.

6.12	Cooperation Upon Termination. Upon termination of this Agreement for any reason whatsoever, the parties shall cooperate with each other to ensure compliance with this Agreement and the parties’ continuing obligations as required under this Agreement.
7	RECORDS.
7.1	Maintenance of Records.
7.1.1	General Records; Member Records. MSO shall and shall cause MSO Providers to create and maintain in accordance with general standards for book and record keeping books; records; documents and other evidence of accounting procedures and practices, physical facilities and equipment; records of account for all financial transactions pertaining to the delivery of all services to Members; records relating to Medicare Members; and any additional information CMS, AHCA, OIR or VISTA may require in an accurate and timely manner as reasonably necessary for VISTA to properly administer each VISTA Coverage Plan consistent with state and federal law and VISTA Policies (“General Records”). MSO shall and shall cause MSO Providers to maintain all Member medical records and patient care documentation relating to all services provided to Members, in such form and containing such information as required by applicable federal and state law in accordance with the usual and customary practices in the State of Florida, including, without limitation, medical histories, medical charts, records and reports from Providers (“Member Records”).

7.1.2	Financial Records. MSO shall and shall cause MSO Providers to create and

S. FL MSO Agmt. January 9, 2004	14

maintain in accordance with Generally Accepted Accounting Principals for book and record keeping financial records relating to the operation of MSO and MSO Providers’ practices and the provision of MSO Services and Provider Services, including, but not limited to (i) organizational and work flow charts; (ii) shareholder lists; (iii) all agreements and amendments related thereto, including, hut not limited to provider agreements; (iv) corporate documents, including, but not limited to minutes of board of directors’ meetings, articles of incorporation and bylaws and all amendments thereto, certifications and licenses, and insurance policies; (v) financial statements, including, but not limited to financial opinions, balance sheets, profit and loss statements, cash flow statements, applicable notes, interim financial statements, inter-company transactions, lag reporting (e.g. claims paid, checks issued for the last twelve (12) months, as applicable), copies of debt instruments, notes and loan agreements, pending taxes, assessments, disputes and/or investigations, bank statements and reconciliations and cancelled checks; (vi) if applicable, the independent certification and reporting of claim reserves; (vii) reinsurance agreements; (viii) data transmission logs; and (ix) historical claims data (the “Financial Records;” General Records, Member Records and Financial Records collectively referred to as the “Records”).

7.1.3	Record Retention. All Records shall be treated as confidential so as to comply with all state and federal laws regarding confidentiality of patient records. Further, MSO shall and shall cause MSO Providers to maintain Records until the expiration of six (6) years from the effective date of termination of this Agreement or completion of an audit; whichever is later, unless otherwise required by state or federal law.
7.2	Provision, Inspection and Audit of Records. MSO shall and shall cause MSO Providers to provide Records only to authorized individuals in accordance with this Agreement and state and federal law. Neither MSO nor MSO Providers shall release original medical records except in accordance with federal or state laws, court orders or subpoenas. MSO shall and shall cause MSO Providers to permit DHHS, the United States Comptroller General, VISTA, AHCA, CMS, OIR, any Accreditation Organization, and any other state or federal agency with authority over VISTA, and/or their designees to audit, evaluate, inspect and copy all Records, including pertinent books, contracts, medical records, patient care documentation and other records that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable which are in MSO’s or MSO Providers’ possession or control as may be necessary for compliance by VISTA with the provisions of state and federal laws and regulations, the rules and regulations of Accreditation Organizations and MSO’s compliance with this Agreement including, but not limited to, such books, contracts, medical records, patient care documentation and other records necessary to certify the nature and extent of costs of Medicare or Medicaid reimbursable services provided under this Agreement or otherwise related to Medicare Members or Medicaid Members and any additional information that

S. FL MSO Agmt. January 9, 2004	15

CMS or AHCA may require at no cost to VISTA or any such state or federal agency or Accreditation Organization. Such right of audit, evaluation, inspection and copying shall extend for at least six (6) years following the termination of this Agreement and be retained further if such Records are under review or audit until such review or audit is complete or as otherwise required by state or federal law. Further, upon VISTA’s or any state or federal agency’s or any Accreditation Organization’s request and subject to applicable patient confidentiality restrictions, MSO shall and shall cause MSO Providers to provide a copy of all or part of a requested Record, including a Member’s medical record, to VISTA at no cost to VISTA and/or such federal or state agency or such Accreditation Organization, within fifteen (15) business days of receipt of such request or such shorter period as required by law. MSO shall and shall cause MSO Providers to comply with any requirements or directives issued by VISTA which are consistent with the requirements of this Agreement, any Accreditation Organization, AHCA, CMS, OIR or any other governmental authorities as a result of any evaluation, inspection or audit of MSO or MSO Providers.

7.3	Member Consent. Where required by law, MSO shall and shall cause MSO Providers to obtain specific written authorization from a Member prior to releasing such Member’s medical records. MSO acknowledges and agrees and shall cause MSO Providers to acknowledge and agree that the consent by Member in the applicable VISTA Coverage Plan enrollment form and/or MSO Providers’ standard consent form is hereby deemed satisfactory Member consent for the release of Members’ Records, to the extent required by applicable law.

7.4	Members’ Rights. MSO shall and shall cause MSO Providers to ensure timely access by Members to review, amend and obtain a copy of their medical records upon request, to the extent required by applicable law.

7.5	MSO Provider Information. Upon and in accordance with VISTA’s request, MSO shall provide VISTA with any and all information VISTA requires to compile any and all VISTA Provider Directories as may be required by VISTA or any governmental agency or Accreditation Organization with authority over VISTA.
8	INSURANCE. MSO shall (i) maintain throughout the Term, at its sole cost and expense, professional liability insurance and general liability insurance in an amount equal to one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) in the aggregate and (ii) cause MSO Providers to maintain throughout the term of their Provider Contracts, at their sole cost and expense, professional liability insurance and general liability insurance consistent with applicable law, VISTA Credentialing Criteria and VISTA Policies as shall be necessary to insure MSO, MSO Providers and their employees and contractors, as applicable, against any and all claims for damages arising by reason of death or personal injuries occasioned directly or indirectly in connection with MSO’s or an MSO Provider’s acts or omissions in the performance of Covered Services pursuant to this Agreement (“Insurance”). MSO shall and shall cause MSO Providers to, to the extent reasonably able to do so, obtain

S. FL MSO Agmt. January 9, 2004	16

Insurance on an occurrence basis. If MSO or an MSO Provider obtains claims-made Insurance, MSO shall and shall cause MSO Providers to obtain “tail” coverage that is effective upon termination of the claims-made policy and a retroactive effective date of such policy to ensure there is no lapse in coverage. MSO shall and shall cause MSO Providers to provide verification of compliance with this provision to VISTA upon VISTA’s request. MSO shall and shall cause MSO Providers to ensure that their liability insurance company is required to provide VISTA with thirty (30) days prior written notice of cancellation, termination or non-renewal of MSO’s or an MSO Provider’s Insurance, as applicable. The cancellation, termination and/or non-renewal of MSO’s or an MSO Provider’s Insurance, as required under this Agreement, shall be deemed to be a “material breach” of this Agreement. MSO shall and shall cause MSO Providers to immediately notify VISTA whenever a Member files a claim or a notice of intent to commence legal action against MSO or an MSO Provider, if known to MSO or an MSO Provider, including the details of the nature, circumstances and disposition of such claim.

9	INDEMNIFICATION.
	9.1	MSO Indemnification. MSO shall indemnify, defend, and hold harmless, VISTA, VISTA Affiliates and their officers, directors, employees, affiliates and subsidiaries and agents from and against all expenses, claims, losses, damages, debts, obligations and other liabilities (or actions in respect thereof), including reasonable attorneys’ fees and court costs incurred in the investigation, settlement and defense of any such action, whether threatened or actual, at trial level or on appeal, arising out of or resulting from the acts or omissions of MSO or its officers, employees or agents occurring during or in connection with the performance of MSO’s obligations under this Agreement and the provision or failure to provide any and all services by MSO in accordance with this Agreement.

	9.2	Government Indemnification. In accordance with applicable federal and/or state law, MSO shall indemnify, defend, and hold harmless Members, AHCA, CMS, OIR, and any other governmental authority or agency, from and against all claims, damages, causes of action, costs and expenses, including, court costs and reasonable attorneys’ fees incurred in the investigation, settlement and defense of any such action, whether threatened or actual, at trial level or on appeal, to the extent proximately caused by any negligent action or other wrongful conduct arising from this Agreement, or arising from any obligation for debts of MSO.

	9.3	Coordination of Defense. The parties shall make all reasonable and practicable efforts, consistent with the advice of counsel and the requirements of each party’s insurance policy and/or carrier, to coordinate the defense of all claims in which the other party is either a named defendant or has a substantial possibility of being named as a defendant in a claim, dispute, proceeding or cause of action.

10	NOTICE. Any notice required hereunder or otherwise given shall be in writing and sent via (i) hand delivery, (ii) nationally recognized courier service, (iii) facsimile (provided the

S. FL MSO Agmt. January 9, 2004	17

transmitting telecopier electronically confirms successful transmission of the notice and a conformed copy is sent by another acceptable means within 24 hours thereafter), or (iv) registered or certified mail, return receipt requested. Notices shall be sent to or by VISTA or MSO at the addresses listed below, or at such other addresses as either party may designate to the other in writing:

To VISTA:	Vista Healthplan, Inc.
1340 Concord Terrace
Sunrise, Florida 33323
ATT: Executive Vice President
Fax: (954) 846-0331

With a copy to:	Vista Healthplan, Inc.
300 South Park Road
Hollywood, Florida 33021
ATT: Senior Vice President and General Counsel
Fax: (954) 985-4379

To MSO:	MIAMI HEALTH CENTERS, INC.
3233 PALM AVE
HIALEAH, FL 33012

With a copy to:

To OIR:	Office of Insurance Regulation
Department of Financial Services
Bureau of Market Conduct
200 East Gaines Street
Tallahassee, FL 32399-0300
Notices shall be deemed given on the date of delivery as shown on the delivery receipt or return receipt, or on the date noted on such receipt as the date delivery thereof was refused, returned as unclaimed or determined impossible to accomplish due to an unnoticed change of address. If any notice is transmitted by facsimile transmission, the notice shall be deemed served upon electronic confirmation of receipt of the transmission.
11	MISCELLANEOUS.
11.1	Confidentiality.
11.1.1	Confidential Materials. MSO acknowledges and agrees that as a result of this Agreement, MSO may become informed of, and have access to, valuable

S. FL MSO Agmt.	l8
January 9, 2004

and confidential information of VISTA and VISTA Affiliates, including, without limitation, (i) eligibility lists and any other information containing the names, addresses and telephone numbers of Members; (ii) VISTA Policies and all forms related thereto; (iii) other policy and procedure manuals; (iv) the provisions of this Agreement; and (v) any other information compiled or created by VISTA which is proprietary in nature, including names, payment rates and methodologies, business methods, trademarks, logos, patents and copyrights (the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired, in whole or in part, by MSO, shall remain the exclusive property of VISTA to be held by MSO in trust and solely for VISTA’s benefit. Accordingly, except as required by law or expressly authorized under this Agreement, MSO shall not and shall ensure that MSO Providers shall not, at any time, either during or subsequent to the Term, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of VISTA, except to responsible persons who are in a contractual or fiduciary relationship with VISTA and for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than MSO or any person acting on MSO’s behalf.

11.1.2	Return of Confidential Information. Upon termination of this Agreement to the extent permitted by applicable law, MSO shall and shall cause MSO Providers to promptly deliver to VISTA all Confidential Information that is in MSO’s or MSO Providers’ possession or control, including all copies and abstracts of Confidential Information.

11.1.3	Confidential Operations Information. Unless otherwise required by law, MSO shall not and shall ensure MSO Providers shall not disclose information relating to the operations of VISTA to third parties without obtaining VISTA’s prior written consent.

11.1.4	Confidentiality of Members’ Information. MSO shall and shall cause MSO Providers to protect the confidentiality of Members’ information and records and shall comply with VISTA Policies on the release of information (whether written or oral) about Members and all applicable state and federal laws and regulations protecting the confidentiality of Members’ records and disclosure of mental health records, medical records and other health and member information, including, but not limited to all requirements of HIPAA, as set forth in Schedule 11.1.4, attached hereto and incorporated herein.

11.1.5	Ownership. Ownership of and right of control over all Confidential Information shall vest exclusively in VISTA.

S. FL MSO Agmt.	19
January 9, 2004

11.1.6	Non-Solicitation of Members. MSO recognizes and agrees that VISTA has a valuable business relationship with each of its Members and, further, that MSO and MSO Providers stand in a position to influence Members’ decisions concerning insurers and health maintenance organizations. In recognition of VISTA’s valuable business relationships with its Members, MSO agrees that, during the Term, and upon termination of this Agreement for any reason whatsoever, MSO shall not and shall ensure that MSO Providers shall not solicit Members, directly or indirectly, to enroll in any other health maintenance organization, health insurance or health coverage or alternative health care delivery system. MSO’s obligation not to solicit Members is a material inducement for MSO’s engagement by VISTA pursuant to this Agreement. This Section 11.1.6, however, is not intended to interfere with a Member’s right to freely select a Provider or alternative health coverage subsequent to termination of this Agreement. Further, MSO acknowledges and agrees that any and all marketing or solicitation communication with Medicare Members and Medicaid Members must be approved in advance of dissemination by CMS or AHCA, as applicable, in accordance with applicable requirements.

11.1.7	Enforcement. MSO acknowledges and agrees that irreparable injury will result to VISTA in the event of MSO’s breach of these covenants, that a material inducement for MSO’s engagement by VISTA are the covenants set forth in this Section 11.1, and that monetary damages in an action at law would not provide an adequate remedy in the event of a breach of this Section 11.1. MSO further acknowledges and agrees that the covenants set forth in this Section 11.1 are necessary for the protection of VISTA’s legitimate business and professional duties, ethical obligations, and interests and are reasonable in scope and content. Accordingly, in the event of MSO’s breach of (i) this Section 11.1, or any part of this Section 11.1, this Section 11.1 may be enforced by the obtaining of an injunction to restrain the violation thereof by MSO and all persons acting for or with MSO; or (ii) Section 11.1.6, as determined by a court of competent jurisdiction, MSO shall pay to VISTA and amount equal to one thousand two hundred dollars ($1,200) for each Member MSO inappropriately solicits, directly or indirectly, to enroll in any other health maintenance organization, health insurance or health coverage or alternative health care delivery system in violation of Section 11.1.6, in addition to all other remedies VISTA may have at law or in equity.
11.2	Assignment. MSO shall not assign, delegate, subcontract, or otherwise transfer its rights, obligations and/or interests arising under this Agreement, including, but not limited to a transfer resulting from either an asset or stock purchase, without the express written consent of VISTA. VISTA may assign, delegate, subcontract or otherwise transfer its rights, obligations and/or interests under this Agreement to any successor, a VISTA Affiliate or party to which any of VISTA’s line(s) of business are sold, assigned or otherwise transferred, without MSO’s consent. This Agreement

S. FL MSO Agmt.	20
January 9, 2004

shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

11.3	Severability. In the event that one or more provisions of this Agreement are determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining terms of this Agreement shall not in any way be affected.

11.4	Attorneys’ Fees. In the event of any action, dispute, litigation or other proceeding with respect to this Agreement or any specific term of this Agreement, the prevailing party in such action, dispute, litigation or other proceeding shall be entitled to recover reasonable fees, costs and expenses of counsel incurred in connection with such proceeding, whether suit is instituted or not, and if instituted, at both trial and appellate levels, in addition to any and all other relief to which it may otherwise be entitled at law or in equity.

11.5	Modifications. VISTA may modify or amend one or more provisions of this Agreement, including, but not limited to the addition of a new Benefit Program, upon thirty (30) days notice to MSO. The failure of MSO to object to such modification in writing to the Executive Vice President of Provider Operations during the thirty (30) day notice period shall constitute acceptance of such amendment or modification as of the effective date set forth in the notice. If MSO objects to such modification or amendment, VISTA may terminate this Agreement upon its giving sixty (60) days prior notice to MSO, or on such other date as is set forth in the notice to MSO; provided, further, that this Agreement shall automatically be modified or amended without notice or MSO’s ability to reject such modification or amendment, to the extent necessary from time to time to comply with the requirements of state or federal laws or regulations or to comply with the requirements or regulations of any Accreditation Organization, AHCA, CMS, OIR, any other governmental agency with jurisdiction over VISTA or MSO, or the requirements of any VISTA Coverage Plan. Notwithstanding the foregoing, any and all changes or modifications to this Agreement made within thirty (30) days prior to the effective date of termination of this Agreement shall be effective only if agreed to by the parties.

11.6	Incorporation of Schedules. All schedules and exhibits to this Agreement are considered part of this Agreement and are fully incorporated in this Agreement, with the same effect as if such schedules and exhibits were restated in their entirety in the body of this Agreement.

11.7	Governing Law. This Agreement is made, delivered in and shall be governed by and construed and enforced in accordance with all applicable laws of the State of Florida and the United States of America, including without limitation: (i) the Florida Health Maintenance Organization Act, as amended, and the regulations promulgated thereunder by OIR; (ii) the Federal Health Maintenance Organization Act of 1973, as amended, and the regulations promulgated thereunder by DHHS; (iii) the Florida

S. FL MSO Agmt.	21
January 9, 2004

Insurance Code, as amended, and the regulations promulgated thereunder by OIR; (iv) Title XVIII of the Social Security Act as amended, and the regulations promulgated thereunder by CMS; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) Title XIX of the Social Security Act and the regulations promulgated thereunder; and (vii) Sections 409.901 — 409.920 of the Florida Statutes, and the regulations promulgated thereunder by AHCA. This Agreement is also subject to the applicable rules and regulations of AHCA, CMS and OIR. Any provisions required by any laws and regulations to be included in this Agreement shall be binding upon VISTA and MSO whether or not expressly included or referenced in this Agreement. Any and all references to specific laws or regulations in this Agreement shall include any successor laws or regulations and any and all amendments. MSO shall comply with all applicable federal, state and local laws, rules and regulations of all governing authorities over their respective businesses.

11.8	Non-Exclusive. VISTA acknowledges and agrees that this Agreement in no way prohibits or restricts MSO from entering into a contract with any other health maintenance organization. MSO acknowledges and agrees that this Agreement in no way prohibits or restricts VISTA or any VISTA Affiliate from entering into a contract with any other health care provider or management services organization, inside or outside of the Service Area.

11.9	Waiver. If any party decides not to terminate this Agreement, even though it has the right to do so in a particular instance, or delays its decision to terminate, such decision shall not be considered a waiver of its right to terminate on a future occasion for the same or any other reason, and any other waivers of the breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or another provision of this Agreement. To be effective, a waiver of any of MSO’s obligations under this Agreement must be in writing and signed by an authorized representative of VISTA.

11.10	Independent Contractors.
11.10.1 The relationship between VISTA and MSO is an independent contractor relationship. The parties acknowledge and agree that neither party has the authority to make any representation, warranty or binding commitment on behalf of the other party, except as expressly provided in this Agreement or as otherwise agreed to in writing by the parties, and nothing contained in this Agreement shall be deemed or construed to (i) create a partnership or joint venture between the parties or any affiliate, employee or agent of a party; or (ii) constitute any party or employee, agent or associate of a party as an employee, agent or associate of the other party. No party shall represent to any third party that it is an employee of another party. MSO shall be responsible and shall pay in a timely manner, FICA and all other taxes relating to payments made by VISTA to MSO in accordance with this Agreement.

S. FL MSO Agmt.	22
January 9, 2004

11.10.2	MSO acknowledges and agrees that VISTA shall have no responsibility for MSO’s or MSO Providers’ license, income, FICA, unemployment or any and all other taxes, fees or levies upon MSO. MSO shall and hereby does indemnify and save harmless VISTA, VISTA Affiliates and their directors, officers, employees, representatives and affiliated and subsidiary companies from and against all liability for the same.
11.11	Construction; Acknowledgment. All parties have participated in the negotiation of this Agreement and, accordingly, the parties agree that this Agreement shall be construed and interpreted without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. MSO read this Agreement in its entirety, understands its contents, and had the advice of counsel as to this Agreement’s meaning and intent.

11.12	Physician-Patient Relationship. The parties acknowledge and agree that any and all decisions rendered by VISTA in its administration of this Agreement, including, but not limited to, all decisions with respect to the determination of whether or not a service is a Covered Service, are made solely to determine if payment of benefits under the applicable VISTA Coverage Plan is appropriate. The parties further acknowledge and agree that any and all decisions relating to the necessity of the provision or non-provision of medical services or supplies shall be made solely by the Member and Provider in accordance with the usual provider-patient relationship. Providers shall have sole responsibility for the medical care and treatment of Members under Providers’ care. MSO further acknowledges and agrees that it is possible that a Member and Provider may determine that certain services or supplies are appropriate even though such services or supplies are not Covered Services under the applicable VISTA Coverage Plan and will not be paid for or arranged by VISTA. MSO shall cause MSO Providers to inform Members in writing prior to provision of such non-Covered Services that such services are not Covered Services and that the Member will be responsible for payment for such non-Covered Services and collect the fees for such non-Covered Services directly from the Member.

11.13	Anti-Gag Clause. Nothing contained in this Agreement is intended to interfere with the provider-patient relationship or to prohibit or otherwise restrict Providers from freely communicating with or advising or advocating on behalf of a Member regarding the Member’s health status, medical care or treatment options, including any alternative treatments that may be self-administered, medication treatment options and any other medical care and treatment options for the Member which a Provider deems knowledge of such information to be in the Member’s best interest, regardless of benefit coverage limitations, including Provider’s provision of sufficient information to the individual to provide an opportunity to decide among all relevant treatment options; the risks, benefits and consequences of treatment or non- treatment; or the opportunity for the individual to refuse treatment and to express preferences about future treatment decisions.

S. FL MSO Agmt.	23
January 9, 2004

11.14	Headings. The headings contained in this Agreement are merely for the purpose of convenience of reference only and do not in any way affect the meaning or interpretation of this Agreement.

11.15	Entire Agreement. Except as otherwise provided herein, this Agreement and all schedules and exhibits constitute the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersede all prior agreements between the parties, oral or written, regarding the subject matter of this Agreement. Except as otherwise provided herein, in the event MSO previously entered into a Management Services Agreement or any similar agreement with VISTA and/or a VISTA Affiliate relating to the subject matter of this Agreement or the provision of MSO Services that has not expired or been otherwise terminated, such agreement shall be deemed to have been superseded by this Agreement as of the Effective Date.

11.16	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.

11.17	Jurisdiction; Venue; Inconvenient Forum; Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought in federal or state court located in Broward County, Florida and the parties accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

11.18	Interpretation of Certain Terms. When the context of this Agreement requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references herein to “Member” shall be deemed only to refer and apply to Medicare Members and Medicaid Members, as applicable to (i) the particular context of the Agreement; and (ii) those certain Benefit Programs listed on Schedule D hereof.

11.19	Cumulative Remedies. Except as otherwise provided for to the contrary in this Agreement, remedies provided for in this Agreement shall be in addition to and not in lieu of any other remedies available to any party and shall not be deemed a waiver or substitution for any action or remedy the parties may have at law or in equity. Pursuit of a particular remedy by a party shall not be deemed to constitute a waiver of

S. FL MSO Agmt.	24
January 9, 2004

any other right or remedy such party may have at law or in equity.

11.20	Sabcontracts. Except as otherwise permitted in this Agreement, MSO shall not delegate or subcontract any of its obligations under this Agreement without the prior written consent of VISTA. If MSO, with VISTA’s consent, carries out any of its obligations or duties under this Agreement through a subcontract, such subcontract shall contain a clause which requires the subcontractor to comply with any and all obligations and duties imposed on MSO in this Agreement, including Medicare and Medicaid laws and regulations. Such subcontract shall provide that the performance of the parties is monitored by VISTA on an ongoing basis and that VISTA may take enforcement actions in the event such subcontractor fails to comply, in VISTA’s determination, with any obligation or duty imposed on MSO in this Agreement, including the Medicare and Medicaid laws and regulations.

11.21	Force Majeure. No party to this Agreement shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent the default or delay is caused, directly or indirectly, by strikes, picketing, insurrection, acts of God, military actions, terrorist attacks, war, emergencies, shortages or unavailability of materials or other causes beyond a party’s reasonable control (a “Force Majeure Event”), and such party shall be excused from performance and shall not be considered to be in default hereunder in respect to the affected obligation. The suspension of performance due to a Force Majeure Event shall be of no greater scope and no longer duration than that which is reasonably necessary. The excused party shall use its reasonable best efforts to remedy its inability to perform as soon as possible.

11.22	No Third Party Beneficiary. Except as otherwise expressly provided herein, nothing in this Agreement is intended to, or shall be deemed or construed to create any rights or remedies in any third party, including but not limited to a Member or an MSO Provider.

11.23	Participation in Benefit Programs. MSO acknowledges and agrees and shall cause MSO Providers to acknowledge and agree that, notwithstanding of the listing of a Benefit Program on Schedule D, an MSO Provider’s participation in any one or more Benefit Program(s) is under no circumstances whatsoever conditioned by VISTA or a VISTA Affiliate or dependent on an MSO Provider’s participation or non- participation in any other Benefit Program, relationship, arrangement, contract, line of business or other agreement with VISTA or any VISTA Affiliate.

11.24	Execution by Authorized Representatives. An authorized representative of each party shall execute this Agreement and an authorized representative of a party shall execute any and all notices given by such party hereunder. MSO represents and warrants that the individual executing this Agreement is authorized to bind MSO and all MSO Staff to the rights, obligations, conditions and terms set forth in this Agreement.

S. FL MSO Agmt.	25
January 9, 2004

11.25	Survival. Article 2, Section 6.12, Article 7, Article 8, Article 9, and Article 11 of this Agreement shall survive termination or expiration of this Agreement for any reason whatsoever.
IN WITNESS WHEREOF, the parties executed this Agreement as of the Effective Date.

VISTA HEALTHPLAN, INC.

BY:	/s/	BY:	/s/ Duell O. Wise

TITLE:	Chief Operating Officer	TITLE:	Executive Vice President
DATE:	10/16/04	DATE:	10/27/04

S. FL MSO Agmt.	26
January 9, 2004

AMENDMENT NUMBER 1
TO
PRIMARY CARE PROVIDER SERVICES AGREEMENT
EFFECTIVE September 1, 2004
     This Amendment to Primary Care Services Agreement (the “Amendment”), effective as of September 1, 2004, is by and among Vista Healthplan, Inc. (“VHP”), Vista Insurance Plan, Inc. (“VIP”; VHP and VIP collectively referred to as “VISTA”) and MIAMI DADE HEALTH CENTERS, INC. (“Provider”).
     WHEREAS, VISTA and Provider entered into that certain Primary Care Provider Services Agreement (the “Agreement”); and
     WHEREAS, Pursuant to Section 9.5 of the Agreement, VISTA desires to amend the Agreement in the manner set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree to amend the Agreement as follows:
I. Amendments.
A.	Section 2.17 Disparagement Prohibited. Delete.

B.	Section 2.22 Hospitalist Program. Add. PCP retains the right to coordinate hospital admissions for the PCP’s patients and bypass participation in VISTA’s hospitalist program.

C.	Section 9.17 Enforcement. Delete and replace with: A material inducement for PCP’s engagement by VISTA are the covenants set forth in this Section 9.1, and that monetary damages in an action of law would not provide adequate remedy in the event of a breach of this Section 9.1. PCP further acknowledges and agrees that the covenants set forth in this Section 9.1 are necessary for the protection of VISTA’s legitimate business and professional duties, ethical obligations, and interests and are reasonable in scope and content. Accordingly, in the event of PCP’s breach of this Section 9.1, or any part of this Section 9.1, this Section 9.1 may be enforced by the obtaining of an injunction to restrain the violation thereof by PCP and all persons acting for or with PCP.

D.	Section 9.2. Assignment Delete and replace with: PCP shall not assign, delete, subcontract, or otherwise transfer rights, obligations and/or interests arising under this Agreement, including, but not limited to a transfer resulting from either an asset or stock purchase, without the express written consent of VISTA. VISTA may assign, delegate, subcontract or otherwise transfer its rights, obligations and/or interests under this Agreement to any successor, VISTA Affiliate or a party to which any of VISTA’s line(s) of business are sold, with written notification to provider. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

E.	Section 9.8 Non-Exclusive. Delete “commercial” from 1st sentence.

F.	Schedule 4.1 Exhibit 2 HMO Individual. Change Capitation Fee Rate to “N/A” effective December 1, 2003.

G.	Schedule 4.1 Exhibit 3 Letter of Credit. Delete.

H.	Schedule 4.1 Exhibit 4 Letter of Credit. Delete.

I.	Schedule 4.1 Exhibit 5 Healthy Kids. Change Capitation Fee Rate to “N/A” effective December 1, 2003.

J.	Schedule 4.1 Exhibit 11 Medicare Choice Advantage. Settlement B. Change amount equal to fifty percent (50%) of the Deficit to read amount equal to one hundred percent (100%) of the Deficit.

K.	VISTA will make best faith efforts to produce and provide management and financial reports to provider to enable provider to manage provider’s VISTA’s members.
II. Miscellaneous.
A.	Except as provided herein above, all of the terms and conditions contained in the Agreement shall remain unchanged and in full force and effect.

B.	This Amendment is made pursuant to and in accordance with the terms and conditions of the Agreement.

C.	All capitalized but not defined terms used herein shall have those meanings ascribed to them in the Agreement.

2

IN WITNESS WHEREOF, the parties to this Amendment have cause the executions of this Amendment as of the first day and year first above written.

VISTA HEALTHPLAN, INC.

By:	/s/ Duell O. Wise
Print Name: Duell O. Wise
Its: Executive Vice President

VISTA INSURANCE PLAN, INC.

By:	/s/ Duell O. Wise
Print Name: Duell O. Wise
Its: Executive Vice President

PROVIDER

By:	/s/
Print Name:
Its: Chief Operating Officer

3

VISTA HEALTHPLAN, INC.
VISTA INSURANCE PLAN. INC.
AMENDED AND RESTATED
PRIMARY CARE PROVIDER SERVICES AGREEMENT
     This PRIMARY CARE PROVIDER SERVICES AGREEMENT (the “Agreement”) is entered into as of the 1st day of September, 2004 by and among Vista Healthplan, Inc. (“VHP”), a Florida corporation, Vista Insurance Plan, Inc., a Florida corporation, (“VIP”; VHP and VIP collectively referred to as “VISTA”) and Miami Dade Health Centers, Inc (“PCP”). If PCP is a sole proprietorship, professional association, partnership, limited liability company or corporation as described on Schedule A, attached hereto and incorporated herein, or if PCP employs, or is associated or contracts with other physicians, administrative staff or other health care professionals, as listed on Schedule B, attached hereto and incorporated herein (collectively, “PCP Staff”), all references to PCP herein, unless clearly inapplicable, shall apply to all PCP Staff, and it shall be PCP’s obligation to ensure such compliance.
RECITALS
A.	VHP is a health maintenance organization licensed in accordance with Chapter 641 of the Florida Statutes that operates various health service plans and other network access arrangements (the “Benefit Programs”) and arranges for the provision of certain healthcare services to Members.

B.	VIP is a licensed health insurance company in the State of Florida that offers various health service plans, including preferred provider organization plans, and arranges for the provision of certain healthcare services to Members through a preferred provider panel.

C.	PCP is or offers the services of a physician licensed by the State of Florida to practice medicine who acts as a Primary Care Physician.

D.	VISTA desires to engage PCP to provide Primary Care Services, as set forth on Schedule C, attached hereto and incorporated herein, to Members participating in certain Benefit Programs, as specifically identified on Schedule D, attached hereto and incorporated herein, and PCP desires to provide Primary Care Services to such Members subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties mutually agree as follows:
1	DEFINITIONS. All capitalized but not otherwise defined terms shall have the meanings ascribed to such terms in Schedule 1, attached hereto and incorporated herein.

2	DUTIES OF PCP.
2.1	PCP’s Responsibilities. During the Term (as defined below), PCP shall provide Primary Care Services to Members within the Service Area in accordance with the terms and conditions of this Agreement, and shall be available, either through PCP or a Covering Physician, twenty-four (24) hours per day, seven (7) days per week, to provide Primary Care Services to Members in PCP’s office and arrange or provide Primary Care Services to Members in any inpatient facility. PCP shall maintain an appropriately staffed office within the Service Area to provide Primary Care Services to Members. PCP or a
June 1, 2004

Covering Physician shall maintain appropriate staff privileges with at least one Participating Hospital in the Service Area. PCP shall comply with the PCP Requirements set forth on Schedule 2.1, attached hereto and incorporated herein, and VISTA Policies.

2.2	Standard of Care. All Primary Care Services provided by PCP shall be provided in accordance with professionally recognized standards of healthcare and VISTA Policies.

2.3	Referrals and Pre-Authorizations. PCP shall make appropriate Referrals and obtain required Pre-Authorizations for all Covered Services in accordance with this Agreement, the applicable VISTA Coverage Plan and VISTA Policies. PCP shall use his/her best efforts to provide Members with any necessary Referral or obtain any required Pre-Authorization from VISTA while the Member is in PCP’s office. VISTA shall use its best efforts to provide requested Pre-Authorization immediately upon PCP’s request; provided, however, that PCP agrees to take a pending or tracking number with respect to a Pre-Authorization request in the event VISTA requires further information in making the Pre-Authorization coverage decision. Except in the case of Emergency Services or Urgently Needed Services or upon the prior written approval of VISTA’s Medical Director or his/her designee, PCP agrees that all charges incurred for Covered Services by VISTA which fail to comply with VISTA’s Referral and Pre-Authorization requirements, including those set forth in VISTA Policies or the applicable VISTA Coverage Plan, shall be borne by PCP, including all related costs, fees, charges and expenses. PCP hereby agrees to indemnify and hold harmless Members, AHCA, CMS and DOI against charges for Covered Services for which PCP failed to comply with VISTA’s Referral and Pre-Authorization requirements, as required under VISTA Policies, the applicable VISTA Coverage Plan or this Agreement.

2.4	Participating Providers. Except in the case of Emergency Services or Urgently Needed Services, upon the prior written approval of VISTA’s Medical Director or his/her designee, as permitted under the applicable VISTA Coverage Plan or as otherwise required by applicable law, all Referrals and Pre-Authorizations for Covered Services, including, but not limited to ancillary services such as laboratory and radiology services, shall be made to Participating Providers in accordance with VISTA Policies. If PCP fails to comply with this Section 2.4, PCP shall be responsible for all charges incurred for Covered Services by VISTA rendered by a Non-Participating Provider without the required Pre-Authorization, including all related costs, fees, charges and expenses. PCP hereby agrees to indemnify and hold harmless Members, AHCA, CMS and DOI against charges for Covered Services rendered by a Non-Participating Provider for which PCP failed to obtain the required Pre-Authorization.

2.5	Covering Physicians. PCP shall make necessary and appropriate arrangements with Covering Physicians to ensure the availability of Primary Care Services to Members twenty-four (24) hours per day, seven (7) days per week, including arrangements to ensure coverage of Members after hours or when PCP is otherwise unavailable. PCP shall ensure that Covering Physicians are Participating Providers, except as otherwise consented to by VISTA in writing. PCP shall ensure that Covering Physicians adhere to the terms of this Agreement and all VISTA Policies and that Covering Physicians seek required Pre-Authorization from VISTA, or Refer the Member back to PCP, as required by VISTA Policies, except for Emergency Services or Urgently Needed Services or as otherwise permitted under the applicable VISTA Coverage Plan. Except for Hospitalist Physicians (as defined below), with respect to Capitated Services (as defined below), PCP shall be solely liable to Covering Physicians for the amount and manner in which

Covering Physicians are reimbursed or otherwise compensated for services rendered to Members on PCP’s behalf. PCP acknowledges and agrees that VISTA shall not have any financial obligation whatsoever to Covering Physicians with respect to Capitated Services. PCP shall ensure that Covering Physicians do not, under any circumstances, bill Members for Covered Services other than for applicable Co-Payments, Deductibles and Co-Insurance. PCP hereby agrees to indemnify and hold harmless Members, AHCA, DOI, and CMS against charges for Covered Services rendered by Covering Physicians. All charges incurred for services rendered pursuant to a Pre-Authorization or Referral made by a Covering Physician, other than a Referral back to PCP, shall, unless such Pre-Authorization or Referral was approved by VISTA in advance and in writing or as otherwise permitted under the applicable VISTA Coverage Plan, be borne by PCP who shall be liable for all costs, fees, charges and expenses associated with such services.

2.6	Coordination of Benefits. PCP agrees that payment for Covered Services provided to Members is subject to coordination with any other benefits payable or paid to or for a Member. Such benefits include, but are not limited to, any group insurance coverage, contract, prepayment plan or governmental program and any claims that may give rise to compensation to a Member from a third party, including, without limitation, workers’ compensation and automobile insurance. VISTA shall be subrogated to all rights of recovery of a Member against any person or entity for such benefits or payments as permitted under applicable law and this Agreement. PCP shall use its best efforts to determine whether a Member has any benefits as described above or whether a third party may be responsible for payment. PCP shall assist VISTA in coordination of benefits by (i) requiring a Member so covered to sign all necessary documents to give effect to this Section 2.6; and (ii) signing any other document and providing any other information or records so requested by VISTA at no cost to VISTA. Unless otherwise required by law, PCP shall not be entitled to reimbursement by any third party for Covered Services rendered to Members, including, Medicare intermediaries or carriers, and all sums recovered pursuant to this Section 2.6 shall be retained by VISTA. Unless required by law or the applicable VISTA Coverage Plan, in the event VISTA is the primary carrier, payments made by VISTA to PCP plus allowed Co-Payments, Deductibles and Co-Insurance shall be deemed payment in full for all services rendered by PCP hereunder. In the event VISTA is the secondary carrier (except in the case of Medicare or where otherwise required by law), VISTA shall pay for all services rendered to Members in accordance with this Agreement and applicable law that were not paid by the primary carrier, provided, however, that the combined payments made by the primary and secondary carriers shall not exceed one hundred percent (100%) of the compensation due PCP by VISTA under Schedule 4.1 of this Agreement. If VISTA is the secondary carrier to Medicare, VISTA’s liability shall be limited to Deductible and Co-Insurance amounts, unless otherwise required by federal law.

2.7	Collection of Charges From Members. PCP agrees that in no event, including but not limited to non-payment by VISTA, insolvency of VISTA, or breach of this Agreement, shall PCP, or any representative of PCP, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members or persons (other than VISTA) acting on a Member’s behalf for Covered Services provided pursuant to this Agreement. Additionally, PCP, or any representative of PCP, shall not collect or attempt to collect money from, maintain any action at law against, or report to a credit agency a Member for payment of a claim for a Covered Service for which VISTA contested or denied PCP’s claim, including, but not limited to pended claims submitted by PCP to VISTA for payment of the services or claims investigated under VISTA’s internal dispute resolution process to determine whether VISTA is liable for the services. For a pended claim, pendency applies from the date the claim or portion of the claim is denied until the date of the completion of VISTA’s internal dispute resolution process, not to exceed sixty (60) days. Notwithstanding the foregoing, this Agreement does not prohibit PCP from collecting Co-Payments, Deductibles and Co-Insurance, as specifically provided in the applicable VISTA Coverage Plan, or fees for non-Covered Services delivered on a fee-for-service basis to Members. Nor does this Agreement prohibit PCP and a Member from agreeing to continue services solely at the expense of the Member, as long as PCP clearly informed the Member in advance and in writing that VISTA might not cover or continue to cover such specific service(s). PCP shall bill Members directly for any applicable Co-Payments, Deductibles and Co-Insurance at the time Covered Services are rendered. PCP further agrees that this Section 2.7 (i) shall survive the termination of this Agreement regardless of the cause giving rise to such termination and shall be construed to be for the benefit of Members; and (ii) supersedes any oral or written agreement to the contrary now existing or hereafter entered into between PCP and a Member or persons acting on a Member’s behalf. PCP agrees that if non-Covered Services are to be provided to Members, it is PCP’s responsibility to inform the Member in writing prior to the provision of such non-Covered Services that such services are not Covered Services and that the Member will be responsible for payment for such non-Covered Services and to collect the fees for such non-Covered Services directly from the Member. In the event that the Member is not so informed, PCP agrees that the Member shall not be liable to PCP for payment for such non-Covered Services.

2.8	Publication Authorization. PCP agrees that VISTA may use PCP’s name, address and telephone number in VISTA’s provider directory and other marketing materials; provided, however, that VISTA shall have no obligation to include PCP’s name or other information in VISTA’s provider directory. PCP shall not advertise or market VISTA, any VISTA Affiliate or any of their healthcare services or Benefit Programs, or utilize any trademarks, trade names, logos or other VISTA property without VISTA’s prior written approval.

2.9	Nondiscrimination. PCP represents and warrants to VISTA that PCP shall not discriminate against Members with respect to the availability or provision of health services based on a Member’s race, sex, age, religion, place of residence, HIV status, source of payment, VISTA membership, color, sexual orientation, marital status or any factor related to a Member’s health status, including, but not limited to, a Member’s medical condition (including mental as well as physical illness), claims experience, receipt of health care, medical history, genetic information, evidence of insurability (including conditions arising out of acts of domestic violence), disability or on any other basis otherwise prohibited by state or federal law. Further, PCP shall comply with Title VI of the Civil Rights Act of 1964, as implemented by regulations at 45 C.F.R. part 84; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination Act of 1975, as implemented by regulations at 45 C.F.R. part 91; other laws applicable to recipients of federal funds; and all other applicable laws and rules, as required by applicable laws or regulations. PCP shall not discriminate against a Member based on whether or not the Member executed an advance directive.

2.10	Compliance with Requirements of CMS:. PCP shall comply with any and all applicable Medicare laws, regulations, CMS instructions and VISTA’s obligations under its contract with CMS with respect to the provision of Covered Services and all other activities relating to Medicare Members. PCP represents and warrants that he/she participates as a provider under Title XVIII of the Social Security Act (Medicare) in accordance with 42 C.F.R. Part 422, and shall maintain such participation throughout the Term. Further, PCP shall allow CMS to evaluate the quality, appropriateness, and timeliness of Primary Care Services rendered by PCP to Medicare Members and shall comply with and abide by the results of any grievance procedures adopted by CMS.

2.11	Encounter Data. As required by VISTA and applicable law, PCP shall submit complete Encounter Data to VISTA on a monthly basis on or before the last day of each month, or such lesser time period as may be required by VISTA or applicable law, for encounters occurring in the immediately preceding month. PCP shall submit Encounter Data in accordance with VISTA Policies or as otherwise required by VISTA or state or federal laws or regulations, and shall certify the accuracy, completeness and truthfulness of such Encounter Data in such form as required by VISTA Policies. PCP acknowledges and agrees that in the event PCP fails to comply with this Section 2.11, (i) VISTA may withhold any and all payments due by VISTA to PCP until such time as VISTA receives the current and complete Encounter Data that it requested; and (ii) such failure may be deemed a material breach of this Agreement, as determined by VISTA in VISTA’s sole discretion.

2.12	Suspension. If PCP is the subject of a notice of suspension, limitation or restriction on PCP’s license to practice medicine in any jurisdiction or is excluded from or voluntarily opts out of the Medicare or Medicaid program, PCP shall not render any services to Members during such period of suspension, exclusion or non-participation in the Medicare or Medicaid program or violate the terms of such suspension, limitation, restriction or exclusion, unless otherwise permitted by VISTA in accordance with applicable law; and, further, PCP shall notify VISTA of such suspension, limitation or restriction, exclusion or non-participation in the Medicare or Medicaid program in accordance with Schedule 2.1. Any Member seeking Primary Care Services from PCP during such period of suspension, exclusion or non-participation in the Medicare or Medicaid program, or requiring Primary Care Services which PCP is then restricted or limited from providing, may be referred by VISTA to another Primary Care Physician for such Primary Care Services upon receipt by VISTA of any such notice. In the event PCP is suspended, limited, restricted, excluded or does not participate in the Medicare or Medicaid program, VISTA shall have the right to terminate any and all payments due to PCP from VISTA under this Agreement during such period of suspension, limitation, restriction, exclusion or non-participation in the Medicare or Medicaid program.

2.13	Verification of Eligibility. Prior to providing any services to a Member, PCP shall cause the Member to produce his/her VISTA membership card or, if the Member represents that such membership card was not yet issued by VISTA, the Member’s enrollment form. VISTA shall make reasonable efforts to confirm or deny eligibility using the most current information provided by the Subscriber Group, CMS or any other governmental agency, as applicable; provided, however, that PCP’s compliance with such verification procedures and/or VISTA’s confirmation of a Member’s eligibility does not constitute a guarantee of such Member’s eligibility or VISTA’s coverage of any services provided by PCP in reliance on such confirmation. In the event VISTA determines that a Member was ineligible at the time services were provided by PCP to such Member, VISTA may recover payments made by VISTA to PCP for that Member retroactive to the first (1st) day of the month in which the Member became ineligible for coverage. VISTA may retroactively add Members to PCP’s panel for a period of up to ninety (90) days from the date VISTA determines, in VISTA’s sole discretion, that the particular Member should have been included in PCP’s panel and PCP shall receive applicable Capitation Fee payments on behalf of that Member for such period. If, in VISTA’s determination, Member was erroneously or inappropriately placed on PCP’s Member list or is retroactively terminated, VISTA may offset any Capitation Fee payment previously paid to PCP on behalf of such Member for a period of up to one (1) year from future payments due to PCP; provided, however, that such one (1) year limitation shall not apply to Members covered under Federal Employee Health Benefit Program, Medicare or Medicaid pursuant to an adjustment made by CMS or AHCA, as applicable. If the Member loses eligibility during hospitalization, PCP may collect from the Member any amounts for services rendered subsequent to the loss of coverage under the applicable VISTA Coverage Plan; provided, however, that any such loss of eligibility shall be subject to applicable law, the applicable VISTA Coverage Plan and VISTA Policies.

2.14	Consultations. PCP shall participate in all programs instituted by VISTA to consult with its Participating Providers regarding VISTA Policies to assure compliance with federal, state and Accreditation Organization standards.

2.15	Provision of Treatment Options. PCP shall provide information in a culturally- competent manner to all Members and consider and take measures to accommodate, at PCP’s sole cost and expense, Members’ English proficiency, reading skills, diverse cultural and ethnic backgrounds and physical or mental disabilities when discussing a Member’s treatment options, including the option of no treatment.

2.16	Direct Access and Cost-Sharing. PCP shall, as mandated by state or federal law, the applicable VISTA Coverage Plan and VISTA Policies; allow Members direct access to certain Specialist Physicians; not inhibit Members’ self-referral for certain services, including mammography screening and influenza vaccinations; and not impose cost- sharing on any Member for influenza or pneumococcal vaccines.

2.17	Disparagement Prohibited. PCP shall not disparage VISTA, any VISTA Affiliate or any VISTA Coverage Plan in any form or manner whatsoever. In the event PCP is determined to have disparaged VISTA, any VISTA Affiliate or any VISTA Coverage Plan, in VISTA’s sole determination, such action by PCP may constitute a material breach of this Agreement.

2.18	Consumer Assistance Notice. PCP shall post a prominently displayed and clearly noticeable consumer assistance notice in PCP’s reception area which states the addresses and toll-free telephone numbers of AHCA, the Statewide Provider and Subscriber Assistance Program and the DOI and states that the address and toll-free telephone number of VISTA’s grievance department shall be provided upon request.

2.19	Medicaid. If PCP participates in VISTA’s Medicaid program as indicated on Schedule D, PCP shall comply with all Medicaid requirements set forth in Schedule 2.19, attached hereto and incorporated herein, with respect to any Medicaid Member.

2.20	Risk Management and Adverse or Untoward Incident Reporting Requirements. If an Adverse or Untoward Incident occurs to a Member, PCP shall report the Adverse or Untoward Incident to VISTA’s Risk Manager within three (3) working days after its occurrence. PCP shall (i) participate in and cooperate with VISTA’s Risk Management Program; (ii) provide such medical and other records without charge within ten (10) days of receipt of written notice; (iii) share such investigation reports and other information as may be required or requested by VISTA’s Risk Manager to determine if an Adverse or Untoward Incident is reportable as a “Code 15” to AHCA; and (iv) in all other respects comply with and abide by VISTA Policies. PCP’s failure to comply with this Section 2.20 and applicable VISTA Policies may be deemed a material breach of this Agreement, at VISTA’s sole discretion.

2.21	Notification of Change. PCP shall notify VISTA in writing in accordance with this Agreement at least forty five (45) days prior to any change in PCP’s (i) office address; (ii) billing address; (iii) phone number; (iv) PCP Staff, such as addition or deletion of any PCP Staff; (v) name or fictitious name; or (vi) taxpayer identification number. PCP shall notify VISTA in writing within fifteen (15) days in the event of the death of a member of the PCP Staff.

2.22	Hospitalist Program. PCP hereby elects to participate in VISTA’s Hospitalist Program (the “Program”) at certain Participating Hospitals unless otherwise indicated on Schedule 2.22. attached hereto and incorporated herein. Under the Program, PCP understands and agrees that physicians contracted, directly or indirectly, with VISTA are responsible for certain Primary Care Services (“Hospitalist Physicians”) PCP is otherwise obligated to provide under this Agreement on behalf of Members assigned to or who select PCP as their Primary Care Provider (“PCP Members”) who present to or are admitted as inpatients to a hospital, including, but not limited to (i) evaluation of PCP Members presenting to the hospital’s emergency room; (ii) conducting daily hospital rounds of PCP Members; (iii) coordinating care of PCP Members and ensuring timely provision of Medically Necessary diagnostic tests and procedures; (iv) communicating regularly with PCP, PCP Members and the PCP Members’ families, as appropriate; and (v) overseeing and coordinating discharge planning of PCP Members with PCP, VISTA and the hospital. PCP hereby agrees to assign responsibility of PCP Members to Hospitalist Physicians when PCP Members present to the emergency department or are inpatients of a hospital. Except in cases where PCP elects not participate in the Program, PCP shall hot document any progress notes in the PCP Member’s record or issue any orders on behalf of a PCP Member who is an inpatient in a hospital; provided, however, that PCP shall continue to perform all other Primary Care Services with respect to PCP Members, including, but not limited to (i) resuming responsibility for all care, including follow-up care, of a PCP Member immediately upon the PCP Member’s discharge from the hospital; (ii) communicating all medical information/history to the Hospitalist Physician attending to a PCP Member which is necessary to the PCP Member’s care and treatment in the hospital; and (iii) performing any and all other requirements as requested by VISTA in connection with PCP’s participation in the Program. PCP shall comply with any and all VISTA Policies governing PCP’s participation in the Program.

2.23	Network Access Arrangement. If PCP participates in VISTA’s Network Access Arrangement program as indicated on Schedule D, PCP shall comply with all requirements set forth in Schedule 2.23, attached hereto and incorporated herein, with respect to any Participant.
3	DUTIES OF VISTA.
3.1	Limitation on Selection of PCP. VISTA may limit, restrict or suspend Members’ opportunity to select PCP for Primary Care Services, effective immediately upon written notice to PCP. PCP shall comply with any such notice.

3.2	Accountability to CMS. To the extent required by law, VISTA shall oversee and be accountable to CMS with respect to those services performed by PCP pursuant to this Agreement with respect to Medicare Members.

3.3	Verification of Eligibility. VISTA shall determine Members’ eligibility for Covered Services and shall provide Eligibility Information to PCP upon request. VISTA shall ensure that each Member’s identification card identifies (i) the person as a Member; (ii) PCP as the Member’s designated provider or arranger of Primary Care Services, where the applicable VISTA Coverage Plan so provides; and (iii) the toll free phone number established by VISTA for verification of eligibility or other questions.
4	COMPENSATION.
4.1	Payment for Primary Care Services. As compensation in full for Primary Care Services provided by PCP under this Agreement, VISTA shall pay PCP as set forth in Schedule 4.1 and the Exhibits thereto, attached hereto and incorporated herein, as amended by VISTA from time to time in VISTA’s sole discretion in accordance with Section 9.5 of this Agreement PCP agrees that the compensation paid by VISTA to PCP pursuant to Schedule 4.1, plus any applicable Co-Payments, Deductibles and Co-Insurance shall serve as full and complete compensation to PCP for all Primary Care Services rendered to Members under this Agreement, both in PCP’s office and in an inpatient setting. To the extent required by law, VISTA shall provide PCP with additional information regarding VISTA’s payment to PCP for Primary Care Services provided by PCP under this Agreement upon PCP’s request. With respect to Medicare Members, PCP acknowledges that VISTA is receiving federal funds and that payments to PCP for Covered Services under this Agreement may be, in whole or in part, from federal funds. To the extent required by law, PCP shall be subject to all laws applicable to entities receiving federal funds. PCP acknowledges the limitation on collection of charges from Members, including, without limitation, that set forth in Section 2.7 hereof.

4.2	Utilization-Related Compensation. PCP acknowledges and agrees that any and all decisions rendered by VISTA in its administration of this Agreement, including, but not limited to, all decisions rendered in connection with VISTA’s utilization management activities are based solely on whether such services are covered under the applicable VISTA Coverage Plan. Further, PCP acknowledges and agrees that VISTA does not compensate PCP for denial of care or services and VISTA does not offer incentives to encourage denial of care or services. PCP recognizes that there is a need for special concern about underutilization of care and services.

4.3	Multiple Agreements. Notwithstanding Section 9.15 hereof, if PCP is a party to more than one agreement with VISTA or a VISTA Affiliate for the provision of Covered Services to Members, VISTA shall have the right to determine, in VISTA’s sole discretion, whether this Agreement or such other agreement governs with respect to the amount of reimbursement for Covered Services provided to a particular Member VISTA is obligated to pay PCP.

4.4	Member Responsibility. PCP acknowledges and agrees that VISTA shall have no financial or other liability with respect to a Member’s failure to pay PCP amounts due PCP for Co-Payment, Co-Insurance, or Deductible as required under the Member’s VISTA Coverage Plan or for non-Covered Services.

5	TERM. Unless earlier terminated as provided in this Agreement, this Agreement shall commence as of the Effective Date, as defined in Section 2.26 hereof, and shall end on the first (1st) anniversary of the Effective Date and shall automatically renew for successive one (1) year periods (collectively, the “Term”), unless either party provides the other party with written notice of its intent to terminate this Agreement at least sixty (60) days prior to the end of the then current Term.

6	TERMINATION.
6.1	Termination by Mutual Consent. The parties may terminate this Agreement at any time upon their mutual, written consent.

6.2	Termination Without Cause. Either party may terminate this Agreement without cause by providing sixty (60) days prior written notice to the other party.

6.3	Termination For Material Breach. Either party may terminate this Agreement for material breach. If a party (the “Non-Breaching Party”) believes that the other party (the “Breaching Party”) committed a material breach of this Agreement, the Non-Breaching Party shall give the Breaching Party written notice specifically setting forth the nature of the material breach (the “Notice”). The Breaching Party shall have thirty (30) days from the date of the Notice to cure or otherwise eliminate the circumstances constituting the material breach. If the Breaching Party fails to cure or eliminate the breach within the thirty (30) day period, then the Non-Breaching Party may terminate this Agreement effective sixty (60) days following the date of the Notice.

6.4	Automatic Termination. Notwithstanding Section 6.3 above, VISTA may terminate this Agreement immediately upon notice to PCP if (i) PCP becomes insolvent, files a petition for protection from its creditors, enters into any general arrangement or assignment for the benefit of its creditors, suffers or consents to the appointment of a trustee or a receiver to take possession of substantially all of PCP’s assets, or in the event of the attachment, execution or other judicial seizure of substantially all of PCP’s assets; or (ii) VISTA determines, in VISTA’s sole discretion, that: (a) the actions or inactions of PCP are causing or will cause imminent danger to the health, safety or welfare of any Member; (b) PCP’s license, DEA registration, hospital staff privileges, right to participate in the Medicare or Medicaid program or other accreditation is restricted, suspended or revoked or PCP voluntarily relinquishes any of the foregoing; (c) PCP’s ability to practice medicine is effectively impaired by an action of the Board of Medicine or other governmental agency; (d) PCP is convicted of a criminal offense related to his/her involvement in Medicaid, Medicare or social service programs under Title XX of the Social Security Act; (e) PCP demonstrates a pattern of behavior which violates or is contrary to VISTA Policies; or (f) PCP engaged in any other behavior or activity that could be hazardous or injurious to any Member.

6.5	Termination on PCP’s Death or Disability. VISTA shall have the right to terminate this Agreement immediately upon PCP’s death or disability where, as determined by VISTA in VISTA’s sole judgment and discretion, PCP is unable to perform his or her duties and obligations as required under this Agreement.

6.6	DOI Cancellation of Agreement and Notice to DOI and AHCA. This Agreement shall be canceled immediately upon issuance of an order by DOI pursuant to Section 641.234 of the Florida Statutes. Further, in the event that either VISTA terminates this

Agreement without cause under Section 6.2 hereof or PCP terminates this Agreement for any reason whatsoever, the party so terminating this Agreement shall provide DOI and AHCA, as required by applicable law, with sixty (60) days advance written notice of such termination, or such longer time as required by law; provided, however, that if VISTA terminates this Agreement for any other reason, VISTA shall immediately provide DOI and AHCA notice of such termination, as required by applicable law.

6.7	Continuing Care Responsibilities. Except as otherwise provided in this Agreement, upon termination of this Agreement for any reason whatsoever, the rights of each party shall terminate; provided, however, that such termination shall not release PCP from: (i) PCP’s agreement not to seek compensation from Members, other than as specifically permitted by Section 2.7, for Covered Services provided by PCP to Members prior to the effective date of termination of this Agreement, which agreement shall also be applicable after termination of this Agreement with respect to Covered Services provided to Members during any period in which PCP is providing continuing care to a Member as contemplated below; and (ii) PCP’s obligation, under applicable law, to arrange and provide continuation of coverage and care for those Members then utilizing PCP as their Primary Care Physician or for whom treatment is otherwise active with PCP until the earlier of: (a) the completion of treatment of a condition for which the Member is receiving care on the effective date of termination; (b) the date on which the transfer of such Member’s care to another Primary Care Physician can be arranged by VISTA; or (c) the next open enrollment period offered by the Subscriber Group, if applicable; provided, however, that PCP shall not be required to provide such continuation of coverage and care to any Member longer than six (6) months after the effective date of termination of this Agreement. Notwithstanding the foregoing, VISTA shall allow PCP and PCP shall continue to provide care after the termination of this Agreement for any Member who initiated a course of prenatal care, regardless of the trimester in which care was initiated, until completion of postpartum care. Notwithstanding anything herein to the contrary, if termination of this Agreement occurs during the insolvency of VISTA or in the event that the contract between CMS and VISTA terminates or is not renewed for any reason whatsoever, PCP shall provide Primary Care Services to Members for the duration of the later of: (i) the period for which the Member made payment under his/her VISTA Coverage Plan or for the duration of the contract period for which CMS payments were made to VISTA on behalf of the Member, as applicable; (ii) the duration of any stay by the Member in an inpatient facility on the date of insolvency or, in the event that the contract between CMS and VISTA expires or terminates, until the Member is discharged from such facility; or (iii) such longer period of time as may be necessary for VISTA to remain in compliance with federal and state laws and regulations, including, without limitation, Medicare and Medicaid. During any such continuation of care period, VISTA shall compensate PCP in accordance with Schedule 4.1 of this Agreement for care rendered to any Member and PCP shall be bound by the terms of this Agreement. PCP further agrees that (i) this Section 6.7 shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member; and (ii) this Section 6.7 supersedes any oral or written agreement to the contrary, whether now existing or hereafter entered into between PCP and a Member, or persons acting on a Member’s behalf.

6.8	Notification by PCP to VISTA. Upon termination of this Agreement for any reason whatsoever (including expiration of this Agreement without renewal), PCP shall notify VISTA in writing:

6.8.1	of the reason for PCP’s termination of this Agreement; and

6.8.2	within fifteen (15) days of termination of this Agreement of (i) a detailed list, in such, format as required under VISTA Policies, of all Members receiving Primary Care Services at the time of termination of this Agreement who require continuation of care in any capacity whatsoever with the Member’s name, address, phone number, identification number, type of service required or equipment in use, frequency of such service and ordering physician’s name and phone number; and (ii) copies of all medical records and treatment plans related to Members being transitioned, in accordance with applicable law at no cost to VISTA. In the event PCP fails to comply with this Section 6.8.2, VISTA may withhold any and all payment due by VISTA to PCP until such time as VISTA receives the requested information.
6.9	Notification by VISTA to PCP. In the event VISTA terminates this Agreement for any reason whatsoever or suspends PCP pursuant to Section 2.12, VISTA shall provide PCP with written notice of the:
6.9.1	reasons for the action, including, if relevant, the standards and profiling data used to evaluate PCP and the numbers and mix of Primary Care Physicians needed by VISTA; and

6.9.2	with respect to Medicare Members only, PCP’s right to appeal the action and the process and timing requirements for requesting a hearing.
6.10	Nonpayment. PCP acknowledges and agrees that nonpayment for goods or services rendered by PCP to Members shall not be a valid reason for avoiding the sixty (60) day prior notice requirement for termination of this Agreement, as set forth above, or PCP’s compliance with Section 6.7 hereof.

6.11	Benefit Programs. VISTA may terminate any and all Benefit Programs with respect to all Participating Providers or solely with respect to PCP, at VISTA’s sole discretion, upon notice to PCP in accordance with this Agreement; provided, however, that termination of this Agreement with respect to a particular Benefit Program(s) shall have no effect on the continuation of this Agreement with respect to all other Benefit Programs as listed on Schedule D. As such, this Agreement shall remain in full force and effect with respect to any Benefit Program not specifically terminated.

6.12	Effect of Termination. Except as otherwise set forth herein, the parties acknowledge and agree that neither party shall have any right or obligation under this Agreement upon termination or expiration of this Agreement for any reason whatsoever, including, but not limited to any Compensation not expressly provided for herein.

6.13	Cooperation Upon Termination. Upon termination of this Agreement for any reason whatsoever, the parties shall cooperate with each other to ensure compliance with this Agreement and the parties’ continuing obligations as required under this Agreement, including but not limited to obligations of the parties set forth in Section 6.7 hereof.
7	RECORDS. PCP shall maintain, provide and allow access to records as set forth on Schedule 7, attached hereto and incorporated herein, and otherwise set forth in VISTA Policies and applicable laws and regulations. In the event PCP fails to comply with any requirement set forth in Schedule

7 and otherwise set forth in VISTA Policies and applicable laws and regulations, VISTA may withhold any and all payment due by VISTA to PCP until such time as PCP complies with VISTA’s request.

8	NOTICE. Any notice required hereunder or otherwise given shall be in writing and sent via (i) hand delivery, (ii) nationally recognized courier service, (iii) facsimile (provided the transmitting telecopier electronically confirms successful transmission of the notice and a conformed copy is sent by another acceptable means within 24 hours thereafter), or (iv) registered or certified mail, return receipt requested. Notices shall be sent to or by VISTA or PCP at the addresses listed below, or at such other addresses as either party may designate to the other in writing:

To VISTA:	Vista Healthplan, Inc.
1340 Concord Terrace
Sunrise, Florida 33323
ATT: Senior Vice President of Provider Operations

with a copy to:	Vista Healthplan, Inc.
300 South Park Road
Hollywood, Florida 33021
ATT: Senior Vice President and General Counsel

To PCP:	MIAMI DADE HEALTH CENTERS, INC.
3233 PALM AVE
HIALEAH, FL 33012

To DOI:	Department of Insurance
Division of Specialty Insurers
200 East Gaines Street
Tallahassee, FL 32399-0300
ATT: Health Section
Notices shall be deemed given on the date of delivery as shown on the delivery receipt or return receipt, or on the date noted on such receipt as the date delivery thereof was refused, returned as unclaimed or determined impossible to accomplish due to an unnoticed change of address. If any notice is transmitted by facsimile transmission, the notice shall be deemed served upon electronic confirmation of receipt of the transmission.

9	MISCELLANEOUS.
9.1	Confidentiality.
9.1.1	Confidential Materials. PCP acknowledges and agrees that as a result of this Agreement, PCP may become informed of, and have access to, valuable and confidential information of VISTA and VISTA Affiliates, including, without limitation, (i) eligibility lists and any other information containing the names, addresses and telephone numbers of Members; (ii) VISTA Policies and all forms related thereto; (iii) other policy and procedure manuals; (iv) the provisions of this Agreement; and (v) any other information compiled or created by VISTA which is proprietary in nature, including names, payment rates and methodologies, business methods, trademarks, logos, patents and copyrights (the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired, in whole or in part, by PCP, shall remain the exclusive property of VISTA to be held by PCP in trust and solely for VISTA’s benefit. Accordingly, except as required by law or expressly authorized under this Agreement, PCP shall not, at any time, either during or subsequent to the Term, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of VISTA, except to responsible persons who are in a contractual or fiduciary relationship with VISTA and for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than PCP or any person acting on PCP’s behalf.

9.1.2	Return of Confidential Information. Upon termination of this Agreement to the extent permitted by applicable law, PCP shall promptly deliver to VISTA all Confidential Information that is in PCP’s possession or control, including all copies and abstracts of Confidential Information.

9.1.3	Confidential Operations Information. Unless otherwise required by law, PCP shall not disclose information relating to the operations of VISTA or VISTA Affiliates to third parties without obtaining VISTA’s prior written consent.

9.1.4	Confidentiality of Members’ Information. PCP shall protect the confidentiality of Members’ information and records to the extent consistent with applicable law and shall comply with VISTA Policies on the release of information (whether written or oral) about Members and all applicable state and federal laws and regulations protecting the confidentiality of Members’ records and disclosure of mental health records, medical records and other health and member information, including, but not limited to all requirements of 42 U.S.C. 1171 et seq. enacted by the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder, as amended from time to time.

9.1.5	Ownership. Ownership of and right of control over all Confidential Information shall vest exclusively in VISTA.

9.1.6	Non-Solicitation of Members. PCP recognizes and agrees that VISTA has a valuable business relationship with each of its Members and, further, that PCP stands in a position to influence Members’ decisions concerning insurers. In recognition of VISTA’s valuable business relationships with its Members, PCP agrees that, during the Term, and upon termination of this Agreement for any reason whatsoever, PCP shall not solicit Members, directly or indirectly, to enroll in any other health insurance or health coverage or alternative healthcare delivery system. PCP’s obligation not to solicit Members is a material inducement for PCP’s engagement by VISTA pursuant to this Agreement. This Section 9.1.6, however, is not intended to interfere with a Member’s right to freely select a Primary Care Physician or alternative health coverage subsequent to termination of this Agreement. Further, PCP acknowledges and agrees that any and all marketing or solicitation communication with Medicare Members and Medicaid

Members must be approved in advance of dissemination by CMS or AHCA, as applicable, in accordance with applicable requirements.

9.1.7	Enforcement. PCP acknowledges and agrees that irreparable injury will result to VISTA in the event of PCP’s breach of these covenants, that a material inducement for PCP’s engagement by VISTA are the covenants set forth in this Section 9.1, and that monetary damages in an action at law would not provide an adequate remedy in the event of a breach of this Section 9.1. PCP further acknowledges and agrees that the covenants set forth in this Section 9.1 are necessary for the protection of VISTA’s legitimate business and professional duties, ethical obligations, and interests and are reasonable in scope and content. Accordingly, in the event of PCP’s breach of (i) this Section 9.1, or any part of this Section 9.1, this Section 9.1 may be enforced by the obtaining of an injunction to restrain the violation thereof by PCP and all persons acting for or with PCP; or (ii) Section 9.1.6, as determined by a court of competent jurisdiction, PCP shall pay to VISTA, and amount equal to one thousand two hundred dollars ($1,200) for each Member PCP inappropriately solicits, directly or indirectly, to enroll in any other health insurance or health coverage or alternative healthcare delivery system in violation of Section 9.1.6, in addition to all other remedies VISTA may have at law or in equity.
9.2	Assignment. PCP shall not assign, delegate, subcontract, or otherwise transfer its rights, obligations and/or interests arising under this Agreement, including, but not limited to a transfer resulting from either an asset or stock purchase, without the express written consent of VISTA. VISTA may assign, delegate, subcontract or otherwise transfer its rights, obligations and/or interests under this Agreement to any successor, VISTA Affiliate or a party to which any of VISTA’s line(s) of business are sold, without PCP’s consent. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

9.3	Severability. In the event that one or more provisions of this Agreement are determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining terms of this Agreement shall not in any way be affected,

9.4	Attorneys’ Fees. In the event of any action, dispute, litigation or other proceeding with respect to this Agreement or any specific term of this Agreement, the prevailing party in such action, dispute, litigation or other proceeding shall be entitled to recover reasonable fees, costs and expenses of counsel incurred in connection with such proceeding, whether suit is instituted or not, and if instituted, at both trial and appellate levels, in addition to any and all other relief to which it may otherwise be entitled at law or in equity.

9.5	Modifications. VISTA may modify or amend one or more provisions of this Agreement, including, but not limited to the addition of a new Benefit Program, upon thirty (30) days notice to PCP. The failure of PCP to object to such modification in writing to the Senior Vice President of Provider Operations during the thirty (30) day notice period shall constitute acceptance of such amendment or modification as of the effective date set forth in the notice. If PCP objects to such modification or amendment, VISTA may terminate this Agreement upon its giving sixty (60) days prior notice to PCP, or on such other date as is set forth in the notice to PCP; provided, further, that this Agreement shall automatically be modified or amended upon notice from VISTA to PCP to that effect, without PCP’s ability to reject such modification or amendment, to the extent necessary from time to time to comply with the requirements of state or federal laws or regulations or to comply with the requirements or regulations of any Accreditation Organization, AHCA, CMS, DOI, any other governmental agency with jurisdiction over VISTA or PCP, or the requirements of any VISTA Coverage Plan. Notwithstanding the foregoing, any and all changes or modifications to this Agreement made within thirty (30) days prior to the effective date of termination of this Agreement shall be effective only if agreed to by the parties.

9.6	Incorporation of Schedules. All schedules and exhibits to this Agreement are considered part of this Agreement and are fully incorporated in this Agreement with the same effect as if such schedules and exhibits were restated in their entirety in the body of this Agreement.

9.7	Governing Law. This Agreement is made, delivered in and shall be governed by and construed and enforced in accordance with all applicable laws of the State of Florida and the United States of America, including without limitation: (i) the Florida Health Maintenance Organization Act, as amended, and the regulations promulgated thereunder by DOI; (ii) the Federal Health Maintenance Organization Act of 1973, as amended, and the regulations promulgated thereunder by DHHS; (iii) the Florida Insurance Code, as amended, and the regulations promulgated thereunder by DOI; (iv) Title XVIII of the Social Security Act as amended, and the regulations promulgated thereunder by CMS; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) Title XIX of the Social Security Act and the regulations promulgated thereunder; and (vii) Sections 409.901 — 409.920 of the Florida Statutes, and the regulations promulgated thereunder by AHCA. This Agreement is also subject to the applicable rules and regulations of AHCA, CMS and DOI. Any provisions required by any laws and regulations to be included in this Agreement shall be binding upon VISTA and PCP whether or not expressly included or referenced in this Agreement. Any and all references to specific laws or regulations in this Agreement shall include any successor laws or regulations and any and all amendments. PCP shall comply with all applicable federal, state and local laws, rules and regulations of all governing authorities over their respective businesses.

9.8	Non-Exclusive. VISTA acknowledges and agrees that this Agreement in no way prohibits or restricts PCP from entering into a commercial contract with any other health maintenance organization. PCP acknowledges and agrees that this Agreement in no way prohibits or restricts VISTA or any VISTA Affiliate from entering into a commercial contract with any other health care provider, inside or outside of the Service Area.

9.9	Waiver. If any party decides not to terminate this Agreement, even though it has the right to do so in a particular instance, or delays its decision to terminate, such decision shall not be considered a waiver of its right to terminate on a future occasion for the same or any other reason, and any other waivers of the breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or another provision of this Agreement. To be effective, a waiver of any of PCP’s obligations under this Agreement must be in writing and signed by an authorized representative of VISTA.

9.10	Independent Contractors.
9.10.1	The relationship between VISTA and PCP is an independent contractor relationship. The parties acknowledge and agree that neither party has the authority to make any representation, warranty or binding commitment on behalf of the other party, except as expressly provided in this Agreement or as otherwise agreed to in writing by the parties, and nothing contained in this Agreement shall be deemed or construed to (i) create a partnership or joint venture between the parties or any affiliate, employee or agent of a party; or (ii) constitute any party or employee, agent or associate of a party as an employee, agent or associate of the other party. No party shall represent to any third party that it is an employee of another party. PCP shall be responsible and shall pay in a timely manner, FICA and all other taxes relating to payments made by VISTA to PCP in accordance with this Agreement.

9.10.2	PCP acknowledges and agrees that VISTA shall have no responsibility for PCP’s license, income, FICA, unemployment or any and all other taxes, fees or levies upon PCP. PCP shall and hereby does indemnify and save harmless VISTA and VISTA Affiliates and their respective directors, officers, employees, representatives and affiliated and subsidiary companies from and against all liability for the same.
9.11	Construction; Acknowledgment. All parties have participated in the negotiation of this Agreement and, accordingly, the parties agree that this Agreement shall be construed and interpreted without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, PCP read this Agreement in its entirety, understands its contents, and had the advice of counsel as to this Agreement’s meaning and intent.

9.12	Physician-Patient Relationship. The parties acknowledge and agree that any and all decisions rendered by VISTA in its administration of this Agreement, including, but not limited to, all decisions with respect to the determination of whether or not a service is a Covered Service, are made solely to determine if payment of benefits under the applicable VISTA Coverage Plan is appropriate. The parties further acknowledge and agree that any and all decisions relating to the necessity of the provision or non-provision of medical services or supplies shall be made solely by the Member and PCP in accordance with the usual provider-patient relationship. PCP shall have sole responsibility for the medical care and treatment of Members under PCP’s care. PCP further acknowledges and agrees that it is possible that a Member and PCP may determine that certain services or supplies are appropriate even though such services or supplies are not Covered Services under the applicable VISTA Coverage Plan and will not be paid for or arranged by VISTA. PCP shall inform Members in writing prior to provision of such non-Covered Services that such services are not Covered Services and that the Member will be responsible for payment for such non-Covered Services and collect the fees for such non-Covered Services directly from the Member.

9.13	Anti-Gag Clause. Nothing contained in this Agreement is intended to interfere with the provider-patient relationship or to prohibit or otherwise restrict PCP from freely communicating with or advising or advocating on behalf of a Member regarding the Member’s health status, medical care or treatment options, including any alternative treatments that may be self-administered, medication treatment options and any other medical care and treatment options for the Member which PCP deems knowledge of such information to be in the Member’s best interest, regardless of benefit coverage limitations, including PCP’s provision of sufficient information to the individual to provide, an opportunity to decide among all relevant treatment options; the risks, benefits and consequences of treatment or non-treatment; or the opportunity for the individual to refuse treatment and to express preferences about future treatment decisions.

9.14	Headings. The headings contained in this Agreement are merely for the purpose of convenience of reference only and do not in any way affect the meaning or interpretation of this Agreement.

9.15	Entire Agreement. Except as otherwise provided herein, this Agreement and all schedules and exhibits constitute the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersede all prior agreements between the parties, oral or written, regarding the subject matter of this Agreement. Except as otherwise provided herein, in the event PCP previously entered into a Primary Care Provider Services Agreement or any similar agreement with VISTA and/or a VISTA Affiliate relating to the subject matter of this Agreement or the provision of Primary Care Services that has not expired or been otherwise terminated, such agreement shall be deemed to have been superseded by this Agreement as of the Effective Date.

9.16	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.

9.17	Jurisdiction; Venue; Inconvenient Forum; Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought in federal or state court located in Broward County, Florida and the parties accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

9.18	Interpretation of Certain Terms. When the context of this Agreement requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references herein to “Member” shall be deemed only to refer and apply to VHP Members, VIP Members, Medicare Members, Medicaid Members or Participants, as applicable to (i) the particular context of the Agreement; and (ii) those certain Benefit Programs listed on Schedule D hereof.

9.19	Cumulative Remedies. Except as otherwise provided for to the contrary in this Agreement, remedies provided for in this Agreement shall be in addition to and not in lieu of any other remedies available to any party and shall not be deemed a waiver or substitution for any action or remedy the parties may have at law or in equity. Pursuit of a particular remedy by a party shall not be deemed to constitute a waiver of any other right or remedy such party may have at law or in equity.

9.20	Subcontracts. Except as otherwise permitted in this Agreement, PCP shall not delegate or subcontract any of its obligations under this Agreement without the prior written consent of VISTA. If PCP, with VISTA’s consent, carries out any of its obligations or duties under this Agreement through a subcontract, such subcontract shall contain a clause which requires the subcontractor to comply with any and all obligations and duties imposed on PCP in this Agreement, including Medicare and Medicaid laws and regulations. Such subcontract shall provide that the performance of the parties is monitored by VISTA on an ongoing basis and that VISTA may take enforcement actions in the event such subcontractor fails to comply, in VISTA’s determination, with any obligation or duty imposed on PCP in this Agreement, including the Medicare and Medicaid laws and regulations.

9.21	Force Majeure. No party to this Agreement shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent the default or delay is caused, directly or indirectly, by strikes, picketing, insurrection, acts of God, military actions, terrorist attacks, war, emergencies, shortages or unavailability of materials or other causes beyond a party’s reasonable control (a “Force Majeure Event”), and such party shall be excused from performance and shall not be considered to be in default hereunder in respect to the affected obligation. The suspension of performance due to a Force Majeure Event shall be of no greater scope and no longer duration than that which is reasonably necessary. The excused party shall use its reasonable best efforts to remedy its inability to perform as soon as possible.

9.22	No Third Party Beneficiary. Except as otherwise expressly provided herein, nothing in this Agreement is intended to, or shall be deemed or construed to create any rights or remedies in any third party, including but not limited to a Member.

9.23	Participation in Benefit Programs. PCP acknowledges and agrees that, notwithstanding of the listing of a Benefit Program on Schedule D, PCP’s participation in any one or more Benefit Program(s) is under no circumstances whatsoever conditioned by VISTA or a VISTA Affiliate or dependent on PCP’s participation or non-participation in any other Benefit Program, relationship, arrangement, contract, line of business or other agreement with VISTA or any VISTA Affiliate.

9.24	No Joint and Several Liability. Each of VHP, VIP and any Payor shall be severally liable for its own actions or inactions arising under, relating to or resulting from this Agreement. There shall be no joint liability between or among any of VHP, VIP or any Payor.

9.25	Execution by Authorized Representatives. An authorized representative of each party shall execute this Agreement and an authorized representative of a party shall execute any and all notices given by such party hereunder. PCP represents and warrants that the individual executing this Agreement is authorized to bind PCP and all PCP Staff to the rights, obligations, conditions and terms set forth in this Agreement.

9.26	Effective Date. This Agreement shall be effective the first of the month following execution of this Agreement by VISTA.

9.27	Survival. Article 2, Section 6.7, Section 6.12, Article 7, Article 8, and Article 9 of this Agreement shall survive termination or expiration of this Agreement for any reason whatsoever.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

VISTA HEALTHPLAN, INC.		MIAMI DADE HEALTH CENTERS, INC.

By:	/s/ Duell O. Wise	By:	/s/
Print Name: Duell O. Wise		Print Name:
Title: Executive Vice President		Title:
Date: 10/27/04		Date: 10/16/04

Tax ID #: 65-1019326

VISTA INSURANCE PLAN, INC.

By:	/s/ Duell O. Wise
Print Name: Duell O. Wise
Title: Executive Vice President
Date: 10/27/04

FOR INTERNAL PURPOSES ONLY
TO BE COMPLETED BY VISTA:

EFFECTIVE DATE: